                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        NEW CENTURY EQUITY HOLDINGS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

April 2, 2001



Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2001 Annual Meeting of the Stockholders of New Century Equity Holdings Corp, formerly Billing Concepts Corp. The Annual Meeting will be held Tuesday, May 15, 2001, at 9:30 a.m. at the Oak Hills Country Club, 5403 Fredericksburg Road, San Antonio, Texas. The formal Notice of the Annual Meeting is included in the enclosed materials.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the operations of New Century Equity Holdings Corp.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

We appreciate your investment in New Century Equity Holdings Corp. and urge you to return your proxy card as soon as possible.

Sincerely,



/s/ PARRIS H. HOLMES, JR.
Parris H. Holmes, Jr.
Chairman of the Board
and Chief Executive Officer

                        NEW CENTURY EQUITY HOLDINGS CORP.
                         10101 REUNION PLACE, SUITE 450
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of New Century Equity Holdings Corp.(1) (the "Company") will be held on Tuesday, May 15, 2001, at 9:30 a.m., Central Time, at the Oak
Hills Country Club, 5403 Fredericksburg Road, San Antonio, Texas, for the purpose of considering and voting upon the following:

         (1) A proposal to elect one (1) director to hold office until the 2004 Annual Meeting of Stockholders;

         (2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001(2); and

         (3) To consider and act upon any other matter that may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors of the Company has fixed the close of business on March 12, 2001, as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during this time. The list also will be produced at the time and place of the Annual Meeting and will be open during the whole time thereof.

                                          By Order of the Board of Directors,


                                          /s/ DAVID P. TUSA
                                          David P. Tusa
                                          CORPORATE SECRETARY

San Antonio, Texas
April 2, 2001

                             ----------------------

                                    IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

----------------

(1) Effective February 12, 2001, Billing Concepts Corp. began operations under its new name, New Century Equity Holdings Corp., and began trading under its new Nasdaq national ticker symbol, NCEH.
(2) Effective January 1, 2001, New Century Equity Holdings Corp. changed its fiscal year end from September 30 to December 31.

                        NEW CENTURY EQUITY HOLDINGS CORP.
                         10101 REUNION PLACE, SUITE 450
                            SAN ANTONIO, TEXAS 78216

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2001

GENERAL INFORMATION

         This Proxy Statement and the accompanying Proxy Card are furnished to the stockholders of New Century Equity Holdings Corp., a Delaware corporation (the "Company" or "New Century"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 15, 2001, at 9:30 a.m., Central Time, at the Oak Hills Country Club, 5403 Fredericksburg Road, San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value (the "Common Stock"). At the close of business on March 12, 2001 (the "Record Date"), there were outstanding and entitled to vote 35,657,839 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Amended and Restated Certificate of Incorporation, as amended, does not permit cumulative voting in the election of directors.

         The Summary Annual Report to Stockholders for the year ended September 30, 2000 has been or is being furnished with this Proxy Statement, which is being mailed on or about April 2, 2001, to the holders of record of Common Stock on the Record Date. The Summary Annual Report to Stockholders and the Appendix hereto do not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the nominee for director named herein, and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

        If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the shares represented by the proxy are voted at the Annual Meeting. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, is required for the election of the director and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants and for any other matters that may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be counted toward the calculation of a quorum but will have no effect on the voting outcome of a proposal.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has elected to retain the services of D. F. King & Co., Inc. for the purpose of soliciting proxies to be voted at the Annual Meeting at an estimated cost of $5,000, plus out-of-pocket expenses.

                            OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of the dates indicated, certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The person listed has sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                 AMOUNT AND NATURE
                                   OF BENEFICIAL
NAME AND ADDRESS                     OWNERSHIP                    PERCENT
----------------                 -----------------                -------
Michael R. Smith                    2,307,691(1)                    6.5%
5302 Avenue Q
Lubbock, Texas 79412

----------------------------
(1) Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of February 28, 2001 (the most recent date for which information is available to the Company) and a total of 35,657,839 shares of Common Stock issued and outstanding on February 28, 2001.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth, as of February 28, 2001, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and all of its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL
         NAME                                               OWNERSHIP(1)                 PERCENT  OF CLASS(2)
         ----                                            -----------------               --------------------
      Parris H. Holmes, Jr.                                  1,123,924(3)                         3.2%
      W. Audie Long(4)                                         580,000(5)                         1.6%
      Lee Cooke                                                327,366(6)                          *
      Paul L. Gehri(7)                                         150,416(8)                          *
      David P. Tusa                                             95,417(9)                          *
      Thomas G. Loeffler                                       119,000(10)                         *
      William H. Cunningham                                     14,500(11)                         *
      Kelly E. Simmons(12)                                           0                             *
      J. Stephen Barley                                              0                             *
      All executive officers and directors as a              2,392,406(13)                        6.7%
         group (9 persons, including the executive
         officers and directors listed above)

------------------
*     Represents less than 1% of the issued and outstanding shares of Common
      Stock.

(1) Information with respect to beneficial ownership is based upon information furnished by each director or officer of the Company or contained in filings made with the Commission. With the exception of shares that may be acquired by employees pursuant to the Employee Stock Purchase Plan and/or the 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days of February 28, 2001 by such person or group.

(2) Based on a total 35,657,839 shares of Common Stock issued and outstanding on March 12, 2001.

(3) Includes 881,667 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, 3,500 shares that Mr. Holmes held in an individual retirement account and 8,757 shares that Mr. Holmes held in his Employee Stock Purchase Plan account at February 28, 2001.

(4) Mr. Long resigned as an officer of the Company and its wholly owned subsidiaries on January 15, 2001.

(5) Includes 396,000 shares that Mr. Long has the right to acquire upon exercise of stock options.

(6) Includes 321,406 shares that Mr. Cooke has the right to acquire upon the exercise of stock options and 5,960 shares that Mr. Cooke held in an individual retirement account.

(7) Mr. Gehri resigned as an officer of the Company and certain of its wholly owned subsidiaries on October 23, 2000, the effective date of the sale of the Company's Transaction Processing and Aptis Software divisions to Platinum Equity Holdings.

(8) Includes 150,416 shares that Mr. Gehri has the right to acquire upon exercise of stock options.

(9) Represents 95,417 shares that Mr. Tusa has the right to acquire upon exercise of stock options.

(10) Includes 119,000 shares that Mr. Loeffler has the right to acquire upon the exercise of stock options.

(11) Represents 14,500 shares that Mr. Cunningham has the right to acquire upon the exercise of stock options.

(12) Mr. Simmons' last date of employment as an officer of the Company was on January 7, 2000.

(13) Includes 1,978,406 shares that the 9 directors and executive officers have the right to acquire upon exercise of stock options, 3,500 shares held in an individual retirement account and 8,757 shares that such executive officers held in their respective Employee Stock Purchase Plan accounts at February 28, 2001.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:  ELECTION OF ONE DIRECTOR

         The Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at not less than three. Directors are divided into three classes. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

         The Board of Directors has nominated one person for election as director in the class whose term of office will expire at the Company's 2004 Annual Meeting of Stockholders or until his successor is elected and qualified. The nominee is Lee Cooke. The respective term of the director expires on the date set forth below.

DIRECTOR WHOSE TERM EXPIRES AT
THE 2001 ANNUAL MEETING AND
NOMINEE FOR ELECTION FOR A TERM             POSITION AND OFFICES
EXPIRING AT THE 2004 ANNUAL MEETING           WITH THE COMPANY                  AGE         DIRECTOR SINCE
-----------------------------------         --------------------                ---         --------------
Lee Cooke                                       Director                        56          May 13, 1996

DIRECTORS WHOSE TERMS EXPIRE                POSITION AND OFFICES
AT THE 2002 ANNUAL MEETING                    WITH THE COMPANY                  AGE         DIRECTOR SINCE
---------------------------                 --------------------                ---         --------------
Parris H. Holmes, Jr.                            Chairman of the Board and      57          May 13, 1996
                                                 Chief Executive Officer

William H. Cunningham                           Director                        57          January 19, 2000

DIRECTORS WHOSE TERMS EXPIRE                POSITION AND OFFICES
AT THE 2003 ANNUAL MEETING                    WITH THE COMPANY                  AGE         DIRECTOR SINCE
---------------------------                 --------------------                ---         --------------
Thomas G. Loeffler                              Director                        54          August 21, 1996

J. Stephen Barley                               Director                        44          December 27, 2000

         Biographical information on these directors is set forth below under "Further Information--Board of Directors and Executive Officers."

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominee. Management of the Company does not contemplate that such nominee will become unavailable for any reason, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for the director will be voted for another nominee in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock to vote for the nominee listed therein or to withhold authority to vote for such nominee. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominee listed therein or for another nominee as provided above. If the director nominee receives a plurality of the votes cast at the Annual Meeting, he will be elected as a director. Abstentions and broker non-votes will not be treated as a vote for or against the director nominee and will not affect the outcome of the election.

         The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company's Board of Directors (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company's Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

         Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the proxy rules of the Commission had the nominee been nominated by the Company's Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established two standing committees: Audit and Compensation.

         The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cunningham (Chairman), Barley, Cooke and Loeffler are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent auditors; considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors; and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.

         The Compensation Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke (Chairman), Barley, Cunningham and Loeffler are the current members of the Compensation Committee. The Compensation Committee's functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended September 30, 2000, the Board of Directors met ten times and took action on 36 occasions by unanimous written consent, the Compensation Committee met one time and took action on 39 occasions by unanimous written consent and the Audit Committee met four times. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         A total of 1,300,000 shares of Common Stock are subject to the Company's 1996 Non-Employee Director Plan (the "Director Plan"). Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors of the Company, each eligible director is granted an option to purchase 30,000 shares of Common Stock effective as of the date of such election or re-election, with vesting over a three-year period. In addition, the Company may grant discretionary options under the Director Plan. Pursuant to such authority to grant discretionary options, each outside member of the Board of

Directors receives an annual stock option grant of 6,000 shares, vesting one year from the date of grant. However, for each quarterly meeting of the Board of Directors a non-employee director fails to attend, such director forfeits the rights to purchase 1,500 of the shares subject to such option.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
              OF THE INDIVIDUAL NOMINATED FOR ELECTION AS DIRECTOR

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 2001. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal years ending September 30, 1996 through 2000 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
     TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001


                               FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of February 28, 2001. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.

         NAME                               AGE                              POSITION
         ----                               ---                              --------
         Parris H. Holmes, Jr.              57       Chairman of the Board and Chief Executive Officer

         David P. Tusa                      40       Senior Vice President,  Chief Financial Officer and Corporate Secretary

         Kevin W. Nyland                    41       Vice President - Investor Relations

         J. Stephen Barley                  44       Director(1)(2)

         Lee Cooke                          56       Director(1)(2)

         William H. Cunningham              57       Director(1)(2)

         Thomas G. Loeffler                 54       Director(1)(2)

         -----------------
         (1)  Member of the Audit Committee
         (2)  Member of the Compensation Committee

         PARRIS H. HOLMES, JR. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. ("USLD"), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes is also Chairman of the Board of Directors of Tanisys Technology, Inc., a developer, manufacturer and marketer of memory module test equipment. Mr. Holmes also serves as a Director of Sharps Compliance Corp., a provider of mail-back sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. On December 18, 1996, the Commission filed a civil injunctive action in the United States District Court for the District of Columbia alleging that Mr. Holmes failed to timely file twelve reports regarding certain 1991 and 1992 transactions in the stock of USLD as required by Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Section 16(a) requires officers and directors of such companies to file reports with the Commission regarding their personal transactions in the securities of their company. Mr. Holmes settled this action on December 18, 1996, without admitting or denying the allegations of the complaint, by consenting to the entry of an injunction with respect to these requirements and paying a civil penalty of $50,000.

         DAVID P. TUSA, CPA has served as Senior Vice President and Chief Financial Officer of the Company since August 1999 and was appointed as Corporate Secretary in January 2001. Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, Inc., a provider of litigation support services with over 36 offices in seven states, from September 1997 to August 1999. Prior to this, Mr. Tusa served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a $300 million, publicly held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997. Additionally, Mr. Tusa was with CRSS, Inc., a $600 million, publicly held diversified services company, from May 1990 through April 1994, most recently as Corporate Controller.

         KEVIN W. NYLAND has served as Vice President of Investor Relations of the Company since July 2000. Mr. Nyland was Assistant Vice President of Morgen-Walke Associates, one of the largest investor relations consulting firms in the U.S., from April 1999 to April 2000. Prior to this, from January 1998 to April 1999, Mr. Nyland was an executive search consultant for senior-level investor relations/public relations positions for high profile Internet clients. From January 1997 to December 1997 he was Director of Investor Relations for Mercury Interactive, a Nasdaq-listed leader in the software testing tools market. Additionally, from January 1995 to January 1997, Mr. Nyland was Vice President of the Torrance Group, a New York-based investor relations/marketing firm.

         J. STEPHEN BARLEY has served as a Director of the Company since December 2000. Mr. Barley has been President of C.H.M. Consulting Inc., a private holdings company based in British Columbia, Canada, providing business advice and financing to emerging technology companies, since August 1997. He also has served as President of Copper Valley Minerals, Ltd., a junior mining company located in Nevada, since June 1998. Mr. Barley was a securities and corporate finance lawyer with the law firm O'Neill & Company in Vancouver, B.C. from 1984 to 1997, where he was a partner from 1987 to 1997.

         LEE COOKE has served as a director of the Company since May 1996, and was a director of USLD from July 1991 until July 1996. Since September 1991, he has been Chairman of the Board and Chief Executive Officer of Habitek International, Inc., d/b/a U.S. Medical Systems, Inc. Mr. Cooke is also a director of Sharps Compliance Corp., a provider of mail-back sharps disposal, and serves as an advisory director to M2K, an interactive marketing firm, and the Staubach Group, CTLLC. He was President and Chief Executive Officer of Cuville, Inc., d/b/a Good2CU.com, from 1999 until 2000. He served as Chief Executive Officer of The Greater Austin Chamber of Commerce from 1983 to 1987. From 1988 to 1991 he served in the elected position as Mayor of Austin, Texas.

         WILLIAM H. CUNNINGHAM, PH.D. has served as a Director of the Company since January 2000. Dr. Cunningham was Chancellor of The University of Texas System beginning September 1992. He was President of The University of
Texas at Austin from 1985 to 1992. Dr. Cunningham also serves as a Director of Metamore Worldwide, Inc., Jefferson-Pilot Corporation and 32 funds in the John Hancock family of mutual funds and is an Advisory Director of Chase Bank of Texas (Austin), a division of Chase Manhattan Bank.

         THOMAS G. LOEFFLER has served as a Director of the Company since August 1996 and has been an attorney with the law firm of Arter & Hadden LLP since June 1993. Prior to that time, Mr. Loeffler was a practicing attorney and consultant. Mr. Loeffler served as a member of Congress in the United States House of Representatives from 1979 to 1987. Mr. Loeffler serves as a Director of Triad Hospitals, Inc. and is Vice Chairman of the Board of Regents of The University of Texas System.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         GENERAL

         The Compensation Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in this "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

         The Compensation Committee currently is comprised of four outside directors--Messrs. Cooke (Chairman), Barley, Cunningham and Loeffler--and administers and oversees all aspects of the Company's executive compensation policy and reports its determinations to the Board of Directors. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of the Company's compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

         COMPENSATION PHILOSOPHY

         The Company's executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company's business, to offer executives appropriate incentives for accomplishment of the Company's business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

         ELEMENTS OF COMPENSATION

         Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company's compensation practices to a group of comparative companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

         The key elements of the Company's executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

         BASE SALARIES. Base salaries for executives are determined initially by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

         Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, vendors and employees, and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $375,000 from the Company in fiscal 2000.

         ANNUAL INCENTIVE. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development. Mr. Holmes received a cash bonus of $200,000 in fiscal 2000, which was earned in fiscal 1999. Mr. Holmes did not receive an incentive payment from the Company for fiscal 2000.

         LONG-TERM INCENTIVE. The Company's long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company's 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards, and through the Company's Executive Compensation Deferral Plan.

         In keeping with the Company's commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive's total compensation package. When awarding long-term incentives, the Compensation Committee considers executives' respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparative companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

         RESTRICTED STOCK

         Officers and full-time employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Employee Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Employee Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock granted, including the vesting schedule. The Employee Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 2000.

         STOCK OPTIONS

         Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

         In fiscal 2000, Mr. Holmes received an option to purchase 200,000 shares of Common Stock with an exercise price of $4.875 per share, vesting 100% on the date of grant, and an option to purchase 33,333 shares of Common Stock with an exercise price of $3.3125 per share, vesting 25% on each of November 8, 2000, 2001, 2002 and 2003. In determining the number of shares subject to the options granted to Mr. Holmes, the Committee considered numerous subjective factors indicative of Mr. Holmes' dedication to the success of the Company. As of February 28, 2001, Mr. Holmes owned 242,257 shares of the Company's Common Stock and held options to purchase an additional 881,667 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interests of stockholders.

         EXECUTIVE COMPENSATION DEFERRAL PLAN

         The Company offers to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability, termination of employment (other than for cause) or death. The Company may make certain matching contributions to each participant's account under such plan with vesting to occur over time; however, the Company has retained the ability to limit its contributions thereunder at any time. The Committee believes that this type of plan provides additional long-term incentive for overall corporate success. The Company made an aggregate of approximately $195,870 in matching contributions during fiscal 2000, $20,771 of which was made on behalf of Mr. Holmes.

         SECTION 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Employee Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

         CONCLUSION

         The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                    Lee Cooke
                                J. Stephen Barley
                              William H. Cunningham
                               Thomas G. Loeffler

AUDIT COMMITTEE REPORT

         GENERAL

         The Audit Committee (the "Committee") consists of four directors, each of whom is independent as defined in the listing standards of Nasdaq. A brief description of the responsibilities of the Committee is set forth above, under the heading "Committees of the Board of Directors," and a copy of the Committee's Audit Charter is attached hereto as Appendix B.

         The Committee has reviewed and discussed the Company's audited financial statements for fiscal 2000 with management of the Company. The Committee has discussed with Arthur Andersen LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Committee also has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Arthur Andersen LLP its independence.

         Based on the review and the discussions referred to above, the Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

         AUDIT FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services required for the audit of the Company's annual financial statements for fiscal 2000 and the reviews of the interim financial statements included in the Company's Forms 10-Q's for that year were approximately $158,000.

         ALL OTHER FEES

         The aggregate fees billed for additional services rendered by Arthur Andersen LLP in fiscal 2000, other than the services described above, were approximately $312,000. In engaging Arthur Andersen LLP for these additional services, the Audit Committee considered whether the provision of these services was compatible with maintaining Arthur Andersen LLP's independence.

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                              William H. Cunningham
                                J. Stephen Barley
                                    Lee Cooke
                               Thomas G. Loeffler

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                           COMPENSATION AWARDS
                                                                                         -----------------------
                                           ANNUAL COMPENSATION                           RESTRICTED   SECURITIES
     NAME AND PRINCIPAL         FISCAL   ------------------------        OTHER ANNUAL      STOCK      UNDERLYING      ALL OTHER
           POSITION              YEAR    SALARY ($)     BONUS ($)       COMPENSATION ($)  AWARDS($)   OPTIONS (#)   COMPENSATION ($)
----------------------------     ----    ----------     ---------       ----------------  ---------   -----------   ----------------
PARRIS H. HOLMES, JR.            2000    $389,421(1)    $200,000(2)         $54,235(3)       0        233,333        $502,760(4)
CHAIRMAN OF THE BOARD AND        1999    $374,998(1)    $200,000(2)         $46,772(5)       0        300,000        $165,123(6)
CHIEF EXECUTIVE OFFICER          1998    $372,113(1)        0               $51,533(7)       0        275,000        $150,014(8)

KELLY E. SIMMONS(9)              2000    $ 57,885(10)   $ 70,422(2)            0             0           0           $430,000(11)
FORMER EXECUTIVE VICE PRESIDENT; 1999    $185,000       $145,422(2)         $26,438(12)      0        200,000        $  9,278(13)
PRESIDENT & CHIEF OPERATING      1998    $185,961           0               $18,879          0        120,000        $  7,152(14)
OFFICER OF APTIS, INC.

W. AUDIE LONG(15)                2000    $198,923(16)   $133,162(2)         $55,160(17)      0         31,000        $ 22,384(18)
SENIOR VICE PRESIDENT AND        1999    $180,000           0               $14,457          0         85,000        $ 11,494(19)
GENERAL COUNSEL                  1998    $114,231(20)       0                  0             0         30,000        $  7,104(21)


DAVID P. TUSA                    2000    $181,731(22)       0               $56,495(23)      0          6,667        $ 12,125(24)
SENIOR VICE PRESIDENT,           1999    $ 10,096(25)       0               $ 6,250          0        150,000            0
CHIEF FINANCIAL OFFICER AND      1998        N/A           N/A                 N/A          N/A          N/A            N/A
CORPORATE SECRETARY

PAUL L. GEHRI(26)                2000    $170,769(27)       0               $ 4,795          0         75,000        $ 13,032(28)
FORMER SENIOR VICE PRESIDENT     1999    $163,125(29)       0               $ 4,418          0        125,000        $  8,446(30)
OF SALES & MARKETING             1998    $177,000(29)       0               $14,506          0         60,000        $  7,258(31)

----------------------
(1) Represents total amount paid to Mr. Holmes for payrolls during the respective year indicated, based on an annual salary of $375,000 for 2000, 1999 and 1998.
(2) Represents a bonus earned in the prior fiscal year but paid in the fiscal year indicated.
(3) Includes $29,206 reimbursed to Mr. Holmes during fiscal 2000 for the payment of certain taxes.
(4) Represents $9,781 in 401(k) Retirement Plan contributions, $20,771 in deferred compensation contributions and $172,000 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 2000, and $300,208 received by Mr. Holmes during fiscal 2000 for surrender value of certain life insurance policies.
(5) Includes $11,722 reimbursed to Mr. Holmes during fiscal 1999 for the payment of certain taxes.
(6) Represents $5,000 in 401(k) Retirement Plan contributions, $16,872 in deferred compensation contributions and $143,251 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1999.
(7) Includes $31,269 reimbursed to Mr. Holmes during fiscal 1998 for the payment of certain taxes.
(8) Represents $5,000 in 401(k) Retirement Plan contributions, $18,660 in deferred compensation contributions and $126,354 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1998.
(9)   Mr. Simmons resigned from the Company January 7, 2000.
(10) Represents total amount paid to Mr. Simmons for payrolls from October 1, 1999 through January 7, 2000 based on an annual salary of $215,000.
(11) Represents total amount paid to Mr. Simmons for contractual severance in conjunction with his January 7, 2000 resignation.
(12) Includes $5,062 reimbursed to Mr. Simmons during fiscal 1999 for the payment of certain taxes.
(13) Represents $4,004 in 401(k) Retirement Plan contributions and $5,274 in deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1999.
(14) Represents $4,056 in 401(k) Retirement Plan contributions and $3,096 in deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1998.
(15)  Mr. Long resigned from the Company January 15, 2001.
(16) Represents total amount paid to Mr. Long for payrolls during fiscal 2000 based on an annual salary of $192,000; includes $6,753 paid to Mr. Long under the Disability Plan.

(17) Includes $40,471 reimbursed to Mr. Long during fiscal 2000 for the payment of certain taxes.
(18) Represents $8,438 in 401(k) Retirement Plan contributions and $13,946 in deferred compensation contributions made on behalf of Mr. Long during fiscal 2000.
(19) Represents $3,946 in 401(k) Retirement Plan contributions and $7,548 in deferred compensation contributions made on behalf of Mr. Long during fiscal 1999.
(20) Amount shown reflects Mr. Long's salary from February 1, 1998, the beginning date of his employment with the Company, through the end of fiscal 1998.
(21) Represents deferred compensation contributions made on behalf of Mr. Long during fiscal 1998.
(22) Represents total amount paid to Mr. Tusa for payrolls during fiscal 2000 based on an annual salary of $175,000.
(23) Includes $37,290 in relocation related reimbursments to Mr. Tusa during fiscal 2000.
(24) Represents $4,375 in 401(k) Retirement Plan contributions and $7,750 in deferred compensation contributions made on behalf of Mr. Tusa during fiscal 2000.
(25) Amount shown reflects Mr. Tusa's salary from August 30, 1999, the beginning date of his employment with the Company, through the end of fiscal 1999.
(26) Mr. Gehri resigned as an officer of the Company and certain of its wholly owned subsidiaries on October 23, 2000, the effective date of the sale of the Company's Transaction Processing and Aptis Software divisions to Platinum Equity Holdings.
(27) Represents total amount paid to Mr. Gehri for payrolls during fiscal 2000 based on an annual salary of $165,000.
(28) Represents $7,632 in 401(k) Retirement Plan contributions and $5,400 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 2000.
(29)  Includes commissions paid to Mr. Gehri.
(30) Represents $4,996 in 401(k) Retirement Plan contributions and $3,450 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 1999.
(31) Represents $4,258 in 401(k) Retirement Plan contributions and $3,000 in deferred compensation contributions made on behalf of Mr. Gehri during fiscal 1998.

STOCK OPTION GRANTS IN FISCAL 2000

         The following table provides certain information related to options granted by the Company to the named executive officers during fiscal 2000 pursuant to the Employee Stock Plan.

                              INDIVIDUAL GRANTS
                          -----------------------------                                      POTENTIAL REALIZABLE
                                            % OF TOTAL                                         VALUE AT ASSUMED
                          NUMBER OF           OPTIONS                                       ANNUAL RATES OF STOCK
                          SECURITIES        GRANTED TO    EXERCISE                          PRICE APPRECIATION FOR
                          UNDERLYING        EMPLOYEES     OR BASE                                OPTION TERM(1)
                           OPTIONS          IN FISCAL      PRICE      EXPIRATION           --------------------------
       NAME               GRANTED (#)          2000        ($/SH)        DATE              5% ($)             10% ($)
------------------        -----------     -------------   ------   -------------          ------            --------
Parris H. Holmes, Jr.      200,000              13.1%     $4.875        4/17/07          $396,923          $924,999
                            33,333               2.2%    $3.3125        6/09/07          $ 44,950          $104,753

W. Audie Long(2)            25,000               1.6%     $4.875       10/20/07          $ 49,615          $115,625
                             6,000                       $3.3125       10/20/07          $  8,091           $18,856

Kelly E. Simmons(3)              0               N/A       N/A           N/A               N/A                N/A

David P. Tusa                6,667               0.4%    $3.3125        6/09/07          $  8,991          $ 20,952

Paul L. Gehri(4)            75,000               4.9%      $4.25        7/27/07          $129,763          $302,404

----------------
(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.
(2)  Mr. Long resigned from the Company January 15, 2001.
(3)  Mr. Simmons resigned from the Company January 7, 2000.
(4) Mr. Gehri resigned as an officer of the Company and certain of its wholly owned subsidiaries on October 23, 2000, the effective date of the sale of the Company's Transaction Processing and Aptis Software divisions to Platinum Equity Holdings.

AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information related to options of New Century exercised by the named executive officers of the Company during fiscal 2000 and the number and value of New Century options held at September 30, 2000.

                                                                     NUMBER OF SECURITIES        VALUE(2) OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS AT FY-END(#)           OPTIONS AT FY-END($)
                               SHARES ACQUIRED         VALUE       -------------------------   ---------------------------
          NAME            UPON OPTION EXERCISE(#)  REALIZED($)(1)  EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------   -----------------------  --------------  ----------- -------------   -----------   -------------
Parris H. Holmes, Jr.                 0                   0         810,833       179,167           0          0

W. Audie Long(3)                      0                   0         190,000       106,000           0          0

Kelly E. Simmons(4)                   0                   0               0             0           0          0

David P. Tusa                         0                   0          50,000       106,667           0          0

Paul L. Gehri(5)                      0                   0         137,916       208,750           0          0

----------------
(1) Market value of the underlying securities at exercise date, minus the exercise price.
(2) Market value of the underlying securities at September 29, 2000 ($3.1875), minus the exercise price.
(3)  Mr. Long resigned from the Company January 15, 2001.
(4)  Mr. Simmons resigned from the Company January 7, 2000.
(5) Mr. Gehri resigned as an officer of the Company and certain of its wholly owned subsidiaries on October 23, 2000, the effective date of the sale of the Company's Transaction Processing and Aptis Software divisions to Platinum Equity Holdings.

EMPLOYEE BENEFIT PLANS

         NEW CENTURY EQUITY HOLDINGS CORP. 401(K) RETIREMENT PLAN

         The Company maintains the New Century Equity Holdings Corp. 401(k) Retirement Plan, formerly known as the Billing Concepts Corp. 401(k) Retirement Plan (the "New Century 401(k) Retirement Plan"). Participation in the New Century 401(k) Retirement Plan is offered to eligible employees of New Century Equity Holdings Corp. or its subsidiaries (collectively, the "Participants"). Generally, all employees of New Century Equity Holdings Corp. or its subsidiaries who are 21 years of age and who have completed six months of service during which they worked at least 500 hours are eligible for participation in the New Century 401(k) Retirement Plan.

         The New Century 401(k) Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). During calendar year 1999, the Company made matching contributions equal to 50% of the first 6% of a Participant's compensation contributed as salary deferral. Beginning January 1, 2000, the Company made matching contributions equal to 100% of the first 5% of a Participant's compensation contributed as salary deferral. The Company may from time to time make additional discretionary contributions at the sole discretion of the Company's Board of Directors. The discretionary contributions, if any, are allocated to Participants' accounts based on a discretionary percentage of the Participants' respective salary deferrals.

         The New Century 401(k) Retirement Plan was amended effective January 1, 2000 to provide that Participants immediately vest as to 100% of all contributions made by the Company. Participants have always been 100% vested in their Voluntary Contributions. Service with USLD prior to the spin-off of the Company from USLD in August 1996, and service with acquired companies prior to acquisition by the Company, was credited under the New Century 401(k) Retirement Plan for purposes of vesting as well as eligibility to participate.

         Effective October 23, 2000, upon closing of the sale of the Company's Transaction Processing and Aptis Software divisions to Platinum Equity Holdings, the Company's obligations under the Billing Concepts Corp. 401(k) Retirement Plan were transferred to Platinum Equity Holdings and the Company adopted the New Century Equity Holdings Corp. 401 (k) Plan (the "New Century 401(k) Plan"). Participation in the New Century 401(k) Plan is offered to eligible employees of the Company or its subsidiaries on substantially the same terms as the Billing 401(k) Retirement Plan.

         1996 EMPLOYEE COMPREHENSIVE STOCK PLAN

         The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Comprehensive Stock Plan, formerly known as the Billing Concepts Corp. 1996 Employee Comprehensive Stock Plan (the "Employee Stock Plan"). The Employee Stock Plan provides for (i) the grant of incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options that do not qualify under Section 422 of the Code ("NQSOs") and (iii) the award of shares of restricted stock of the Company. Under the terms of the Employee Stock Plan, 14,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 2000, options to purchase 8,951,141 shares, and 35,600 shares of restricted stock, were outstanding under the Employee Stock Plan. If any option or award granted under the Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

         The Employee Stock Plan is administered by the Compensation Committee, which is comprised of "disinterested persons" appointed by the Board, currently Lee Cooke, J. Stephen Barley, William H. Cunningham and Thomas G. Loeffler. The Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (estimated to total 40 eligible individuals at December 31, 2000) selected by the Compensation Committee, to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary. The preceding restriction shall not apply if at the time the option is granted the option price is at least 110% of the fair market value of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of New Century Equity Holdings Corp. and of any parent or subsidiary) shall not exceed $100,000. There is no price requirement for NQSOs, other than that the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century Equity Holdings Corp. of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

         The Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by New Century in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee's requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Employee Stock Plan. Shares of restricted stock awarded under the Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

         Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Employee Stock Plan, all restrictions imposed on the employee's restricted stock and any retained distributions shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant, the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

         1999 COMMSOFT ACQUISITION STOCK OPTION PLAN

         In December 1998, in connection with the Company's acquisition of Communications Software Consultants, Inc. ("CommSoft"), the Company adopted the New Century Equity Holdings Corp. 1999 CommSoft Acquisition Stock Option Plan, formerly known as the Billing Concepts Corp. 1999 CommSoft Acquisition Stock Option Plan (the "CommSoft Employee Stock Plan"). The CommSoft Employee Stock Plan provides for the grant of NQSOs. Under the terms of the CommSoft Employee Stock Plan, 173,153 shares of Common Stock were reserved for the granting of options. At December 31, 2000, options to purchase 38,791 shares were outstanding under the CommSoft Employee Stock Plan. If any option or award granted under the CommSoft Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

         The CommSoft Employee Stock Plan is administered by the Compensation Committee, which is comprised of "disinterested persons" appointed by the Board, currently Lee Cooke, J. Stephen Barley, William H. Cunningham and Thomas G. Loeffler. The CommSoft Employee Stock Plan granted authority to the Compensation Committee to grant options to those employees of CommSoft holding stock options to purchase shares of Class B common stock, $.001 par value, of CommSoft on the closing date of the Company's acquisition of all of the issued and outstanding capital stock of CommSoft under the terms of the Plan of Merger and Acquisition Agreement (the "Merger Agreement"). The Merger Agreement closed on December 18, 1998, at which date 88 former employees of CommSoft were eligible for grants under the CommSoft Employee Stock Plan. In addition, the Committee has the authority to determine methods of exercise. The option price per share with respect to each option was determined by a formula set forth in the Merger Agreement. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century Equity Holdings Corp. of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

         1996 EMPLOYEE STOCK PURCHASE PLAN

         The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Stock Purchase Plan, formerly known as the Billing Concepts Corp. 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan allows employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

         The Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, is administered by the Employee Stock Purchase Plan Committee, which is appointed by the Board of Directors. The committee consists of at least three (3) persons who need not be members of the Board of Directors. The committee supervises the administration and enforcement of the Employee Stock Purchase Plan, and all questions of interpretation or application of the Employee Stock Purchase Plan are determined in the sole discretion of the committee. All decisions made by the committee are final, conclusive and binding on all of the participants of the Employee Stock Purchase Plan and the Company.

         Every employee of the Company and its subsidiaries is eligible to participate in the Employee Stock Purchase Plan on a voluntary basis with the exception of (i) employees who have not completed at least six months of continuous service with New Century as of the applicable enrollment date and
(ii) employees who would, immediately upon enrollment, own directly or indirectly, or hold purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To participate in the Employee Stock Purchase Plan, eligible employees must enroll in the Employee Stock Purchase Plan and authorize payroll deductions pursuant to the Employee Stock Purchase Plan. Approximately 26 employees were eligible to participate under the Employee Stock Purchase Plan at December 31, 2000.

         Enrollment in the Employee Stock Purchase Plan constitutes a grant by the Company to the participant of the right to purchase shares of Common Stock. The aggregate number of shares that may be issued under the Employee Stock Purchase Plan may not exceed 2,000,000 shares of New Century Common Stock, subject to adjustment as provided in the Employee Stock Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant's paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 for each participant in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock is automatically purchased for the participant.

         EXECUTIVE COMPENSATION DEFERRAL PLAN

         The Company has adopted the New Century Equity Holdings Corp. Executive Compensation Deferral Plan, formerly known as the Billing Concepts Corp. Executive Compensation Deferral Plan (the "Executive Deferral Plan"). Participation in the Executive Deferral Plan is offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Executive Deferral Plan ("Executive Deferral Participants"). As of December 31, 2000, there were 14 participants in the Executive Deferral Plan.

         The Executive Deferral Plan is a deferred compensation plan that provides that Executive Deferral Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation ("Voluntary Deferral Contribution"). In addition, from January 1, 2000 to June 30, 2000, the Company made certain matching contributions with respect to each Voluntary Deferral Contribution (the "Deferral Contribution") equal to the lesser of
(i) the Voluntary Deferral Contribution or (ii) that amount together with the Voluntary Deferral Contribution that actuarially determined would yield a 10-year annuity equal to 50% of the New Century Executive Deferral Participant's compensation payable at age 65, with a minimum contribution of $3,000. Beginning July 1, 2000, the Executive Deferral Plan was amended to provide for matching contributions by the Company of 100% of the Voluntary Deferral Contribution up to a maximum monthly contribution of $1,500, except that the maximum monthly Company matching contribution for the chief executive officer is $2,500. However, the Company reserves the right, at any time, to decrease the Deferral Contribution or provide no Deferral Contribution whatsoever for any plan year. Until July 1, 2000, the Company credited each New Century Executive Deferral Participant's plan account with interest from time to time at the rate declared by the Company in accordance with the Executive Deferral Plan. Effective July 1, 2000, the Executive Deferral Plan was amended to provide that Participants may invest Voluntary Deferral Contributions and Deferral Contributions in mutual funds selected by the Company from time to time. The Company made approximately $195,870 in Company Deferral Contributions to this plan during fiscal 2000.

        Until July 1, 2000, the Executive Deferral Plan provided that unless terminated for cause, Executive Deferral Participants were annually vested in 33% of any Deferral Contribution beginning with the New Century Executive Deferral Participant's first anniversary of service and becoming 100% vested after the third anniversary of service or upon a change in control of the Company. Service with USLD prior to the spin-off of the Company from USLD in August 1996, and service with acquired companies prior to acquisition by the Company, was credited under the Executive Deferral Plan for purposes of vesting. Effective July 1, 2000, the Executive Deferral Plan was amended to provide that Participants immediately vest as to 100% of Deferral Contributions. Benefits generally are payable to a New Century Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Executive Deferral Plan.

         EXECUTIVE QUALIFIED DISABILITY PLAN

         The Company has adopted the New Century Equity Holdings Corp. Executive Qualified Disability Plan, formerly known as the Billing Concepts Corp. Executive Qualified Disability Plan (the "Disability Plan"). The Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Disability Plan documents. Benefits under the Disability Plan supplement benefits provided under the Company's insured long-term disability plan. During fiscal 2000, $6,753 in benefits was paid to a participant under the Disability Plan.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Parris H. Holmes, Jr. in January 1999. The agreement provides for a five-year term, subject to automatic extension for an additional one year on each one-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Holmes for "good reason" (as defined in the employment agreement). This employment agreement provides for an annual, calendar year base salary of $375,000 and an incentive bonus at the discretion of the Committee. This agreement also provides for company-paid automobile allowance, club memberships and other benefits and the Company has a practice of grossing up such benefits for taxes.

         In May 1998 and March 2000, the Company entered into a split dollar life insurance arrangement with trusts beneficially owned by Mr. Holmes, pursuant to which the Company pays the premiums on insurance policies that provide a total death benefit of approximately $5.54 million. The Company also provides a tax gross-up on the amount of imputed income recognized by Mr. Holmes under this arrangement. Upon the death of Mr. Holmes or the cancellation of the split-dollar agreement, the Company is entitled to receive repayment of its premiums paid under the policies out of any cash value or death benefits payable under the policy.

         In 1991 and 1994, the Company purchased "key man" life insurance policies on the life of Mr. Holmes. In January 2000, the Company canceled such policies. Mr. Holmes received $300,208, which represents the cash value of such policies plus an amount to compensate him for the imposition of related taxes.

         The Company entered into an employment agreement with Mr. W. Audie Long in January 1999. Beginning October 4, 1999, Mr. Long's annual base salary under the employment agreement was $192,000. The Company did not renew Mr. Long's employment agreement when it expired January 15, 2001. The Company and Mr. Long entered into a severance agreement in which the Company has retained the services of Mr. Long on an independent contractual basis for one year for a fee of $136,000. The employment agreement of Mr. Long provided that if the Company terminated his employment without cause (including the Company's election to not extend the employment agreement at any renewal date) or if they resign their employment for "good reason" (as defined in his employment agreement), he would be entitled to the following severance: a lump-sum payment in the amount equal to two times his then effective annual base salary ($384,000), continuation of his benefits through the unexpired term of his agreement or two years if the Company elects not to extend the employment agreement at any renewal date, and vesting of all outstanding stock options, which options would remain exercisable through October 2007.

         The Company entered into an employment agreement with Mr. Kelly E. Simmons in January 1999. The agreement provided for a two-year term, subject to automatic extension for an additional two-year term on each anniversary of the agreement unless terminated early as provided therein. This employment agreement provided for an annual, calendar year base salary of $215,000 and an incentive bonus at the discretion of the Committee. Mr. Simmons resigned from the Company in January 2000. The employment agreement of Mr. Simmons provided that if the Company terminated his employment without cause or if he resigned his employment for "good reason" (as defined in his employment agreement), he would be entitled to the following severance: a lump-sum payment in the amount equal to two times his then effective annual base salary ($430,000), continuation of his benefits through the unexpired term of his agreement, and vesting of all outstanding stock options.

         The Company entered into an employment agreement with Mr. David P. Tusa in August 1999. This agreement expires one year from its effective date, subject to extension for successive one-year terms unless the Company elects not to extend the agreement. The employment agreement is subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Tusa for "good reason" (as defined in the employment agreement). Mr. Tusa's annual base salary under the employment agreement is $175,000 Beginning November 1, 2000, Mr. Tusa's annual base salary under the employment agreement is $192,500. The employment agreement also provides for incentive bonuses at the discretion of the Compensation Committee.

         Billing Concepts, Inc., entered into an employment agreement with Mr. Paul L. Gehri in August 2000. This agreement provides for a one-year term, subject to automatic extension unless and until terminated by either the Company or Mr. Gehri upon not less than 120 days' prior written notice. The employment agreement is subject to early termination as provided therein and provided for an annual base salary of $165,000, payment of certain dues on behalf of Mr. Gehri and incentive bonuses at the discretion of the Compensation Committee. Beginning October 23, 2000, after the sale of the operating divisions to Platinum Equity Holdings, Mr. Gehri's annual base salary is $172,200.

         The employment agreements of Messrs. Holmes and Tusa provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreement at any renewal date) or if they resign their employment for "good reason" (as defined in their employment agreements), they will be entitled to the following severance: Mr. Holmes - a lump-sum payment in the amount equal to his base salary for the unexpired portion of the five-year term of his agreement then in effect and without giving effect to any further extension (a maximum of approximately $1,875,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options, which options would remain exercisable for the longer of the remainder of the exercise period established under the option agreement or three years following the date of termination; and Mr. Tusa - a lump-sum payment in the amount equal to his then effective annual base salary $192,500.

         The employment agreement with Mr. Holmes provides that if, at any time within 12 months of a change of control, he ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreements) or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreements), in addition to the severance stated above, he will be entitled to receive (a) an additional payment, if any, that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue Code), and (b) a payment or payments equaling the amount of any taxes and interest imposed on any payment or distribution by the Company to the employee upon termination under (i) or
(ii) above that constitutes an excess parachute payment.

         The employment agreement with Mr. Tusa provides that if, at any time within 12 months of a change of control, he ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement) or
(ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), he will be entitled to receive a lump-sum payment in the amount equal to his then effective annual base salary, continuation of his benefits for one year from such termination and vesting of all outstanding stock options.

         A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Thomas G. Loeffler, Director of the Company, served on the Compensation Committee from October 1, 1999 to present. On January 20, 2000 and August 1, 2000, William H. Cunningham and Lee Cooke joined the Compensation Committee, respectively. Mr. Cooke served as President and Chief Executive Officer and as a member of the Board of Directors of the Company's wholly owned subsidiary, CUville.com, Inc., until July 2000, when the assets of CUville.com, Inc. were sold to a nonaffiliated entity. Mr. Cooke is a member of the Board of Directors of Sharps Compliance Corp. and is Chairman of the Board and Chief Executive Officer of Habitek International, Inc. d/b/a U.S. Medical Systems, Inc. Mr. Holmes, Chairman of the Board and Chief Executive Officer of the Company, also serves on the Board of Directors of Sharps Compliance Corp.

PERFORMANCE GRAPH

         The Company's Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from August 5, 1996 (the first day which the Common Stock was publicly traded), through December 31, 2000, with the cumulative total return of the S&P 500 Index and a peer group over the same period. The peer group is comprised of seven hundred fifty (750) data processing and computer companies with similar standard industrial classification codes as the Company, and whose stock is traded on the Nasdaq market. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 5, 1996, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

SUMMARY DATA FOR CHART
                           AUG-96      SEP-96      SEP-97      SEP-98      SEP-99      SEP-00       DEC-00
-----------------------------------------------------------------------------------------------------------
The Company              $ 100.00   $  104.71   $  164.71   $   65.88   $   23.53   $   14.40   $     9.55
S&P 500 Stocks           $ 100.00   $  104.52   $  146.97   $  160.78   $  205.27   $  233.60   $   215.19
Nasdaq Computer and
Data Processing Stocks   $ 100.00   $  109.38   $  148.03   $  191.85   $  325.77   $  409.50   $   253.33

         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of
Section 18 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

                              RELATED TRANSACTIONS

         On April 5, 2000, the Board of Directors of the Company approved a restricted stock grant to the Chief Executive Officer of the Company. The restricted stock consists of 400,000 shares of Princeton common stock, which vests on April 30, 2003. The Company expenses the fair market value of the restricted stock grant over the three-year period ending April 30, 2003. The Company recognized $0.3 million during fiscal 2000 as compensation expense related to the stock grant. The Company estimates it will recognize $0.5 million as compensation expense related to the stock grant in 2001. Princeton eCom Corporation is a privately held company of which the Company owns approximately 42.5%.

         During fiscal 2000, the Company chartered a jet airplane from a company associated with Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of the Company. Under the terms of the charter agreement, the Company was obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. During the fiscal year ended September 30, 2000, the Company paid approximately $615,000 in fees related to this agreement. During the fourth quarter of 2000, the Company terminated this contract with no future obligations.

         On December 16, 1999, the Company made a $130,000 loan, with interest accruing at the rate of 8% per annum, to W. Audie Long, who served as Senior Vice President, General Counsel and Corporate Secretary of the Company until his resignation on January 15, 2001. The largest aggregate amount of indebtedness outstanding for this loan (including interest) during fiscal 2000 was $133,162. This principal and accrued interest, aggregating $3,162, were forgiven by the Company in April 2000 in lieu of a cash bonus earned in fiscal 1999.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") at the Annual Meeting of Stockholders to be held in 2002 must be received by the Company, addressed to the Secretary of the Company at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216, between October 8, 2001 and November 7, 2001 to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting. After November 7, 2001, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2002 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

         The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual or special meeting of stockholders (the "Business Procedure"). The Business Procedure provides that stockholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by New Century (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the date of New Century's proxy materials for the previous year's annual meeting, or (ii) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders.

         Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting, including
(A) the name and address of the stockholder who intends to make the proposal and the text of the proposal to be introduced; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice. No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Business Procedure will preclude discussion by any stockholder of any proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

        The provisions of the Business Procedure will be subject to rules of the Commission with respect to stockholder proposals so long as the Common Stock remains quoted on the Nasdaq National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the proxy statement of the Company will be set forth despite the requirements of the Amended and Restated Bylaws of the Company with respect to the timing and form of notice for such proposals.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                           By order of the Board of Directors,


                                           /s/ DAVID P. TUSA
                                           David P. Tusa
                                           CORPORATE SECRETARY

San Antonio, Texas
April 2, 2001

                                  APPENDIX "A"


         In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this Appendix and the information contained herein is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commision or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

FORM 10-K

         The Company's annual report on Form 10-K for the year ended September 30, 2000, has been filed with the Securities and Exchange Commission. A copy of this report may be obtained without cost by writing the Company's investor relations department at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216, or calling (210) 302-0444.

         THE INFORMATION CONTAINED IN THIS APPENDIX CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INFORMATION RELATING TO THE COMPANY AND ITS SUBSIDIARIES THAT ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND "INTEND" AND WORDS OR PHRASES OF SIMILAR IMPORT, AS THEY RELATE TO THE COMPANY OR ITS SUBSIDIARIES OR COMPANY MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATED TO CERTAIN FACTORS INCLUDING, WITHOUT LIMITATIONS, COMPETITIVE FACTORS, GENERAL ECONOMIC CONDITIONS, CUSTOMER RELATIONS, RELATIONSHIPS WITH VENDORS, THE INTEREST RATE ENVIRONMENT, GOVERNMENTAL REGULATION AND SUPERVISION, SEASONALITY, DISTRIBUTION NETWORKS, PRODUCT INTRODUCTIONS AND ACCEPTANCE, TECHNOLOGICAL CHANGE, CHANGES IN INDUSTRY PRACTICES, ONE-TIME EVENTS AND OTHER FACTORS DESCRIBED HEREIN AND IN OTHER FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. BASED UPON CHANGING CONDITIONS, SHOULD ANY ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ANY UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED OR INTENDED. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

MARKET FOR THE COMPANY'S COMMON EQUITY AND
          RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         The Company's common stock, par value $0.01 per share (the "Common Stock"), is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "NCEH." The table below sets forth the high and low bid prices for the Common Stock from October 1, 1998, through December 15, 2000, as reported by the Nasdaq National Market. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                         HIGH            LOW
                                                         ----            ---
Fiscal Year Ended September 30, 1999:
   1st quarter                                          $17              $10
   2nd quarter                                          $11 7/8          $7 15/16
   3rd quarter                                          $14              $9 7/8
   4th quarter                                          $11 3/16         $4 1/2

Fiscal Year Ending September 30, 2000:
   1st quarter                                          $8 3/16          $3 7/8
   2nd quarter                                          $9 15/16         $5
   3rd quarter                                          $7 5/8           $3 1/8
   4th quarter                                          $4 7/8           $2 27/32

Fiscal Year Ending September 30, 2001:
   1st quarter (through December 15, 2000)              $3 5/16          $1 11/32


STOCKHOLDERS

         At December 15, 2000, there were 36,745,460 shares of Common Stock outstanding, held by 474 holders of record. The last reported sales price of the Common Stock on December 15, 2000, was $2 5/8 per share.

DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Notes thereto and the other financial information included elsewhere in this Report. For purposes of the following discussion, references to yearly periods refer to the Company's fiscal years ended September 30.

GENERAL

         The Company's revenues are derived primarily from its Internet division. FIData, Inc. ("FIData"), acquired in November 1999, provides Internet-based automated loan approval products to the financial services industries. The Company has an equity interest in Princeton eCom Corporation ("Princeton"), which offers electronic bill presentment and payment services via the Internet and telephone. The Company purchased additional equity interests in Princeton during the second and fourth quarters of 2000. As of September 30, 2000, the Company's ownership percentage in Princeton approximated 42.5%. During the second quarter of 2000, the Company purchased a 22% equity interest in CoreINTELLECT, Inc. ("Core"), which provides Internet-based business-to-business products for the acquisition, classification, retention and dissemination of business-critical knowledge and information.

         On October 23, 2000, the Company completed the sale of the Transaction Processing ("Transaction Processing") and Software ("Software") divisions to Platinum Equity Holdings ("Platinum") of Los Angeles, California (the "Transaction"). Total consideration consisted of $52.5 million in cash and a royalty, assuming achievement of certain revenue targets associated with the divested divisions, of up to $20 million. In addition, the Company will receive payments totaling $7.5 million for consulting services provided to Platinum over the twenty-four month period following the Transaction. Through the Transaction Processing division, the Company provided billing clearinghouse and information management services in the United States to the telecommunications industry. Through its subsidiary, Aptis, Inc., the Software division developed, licensed and supported convergent billing systems for telecommunications and Internet service providers and provides direct billing outsourcing services.

         The operating results of the Internet division are segregated and reported as continuing operations while the Transaction Processing and Software operating results are segregated and reported as discontinued operations in the accompanying Consolidated Statements of Operations in accordance with Accounting Principles Board Opinion No. 30. Prior period operating results and financial position have been restated to reflect continuing operations. The operating results of both continuing and discontinued operations are presented below.

RESULTS OF CONTINUING OPERATIONS - INTERNET

         Total revenues for 2000 were $0.4 million compared to no revenues in 1999 and 1998. These revenues were derived from FIData's automated loan approval products and services. Gross profit margin of 15% reported for 2000 could increase in subsequent periods as a result of the release of the new version of FIData's core instant loan application approval product.

         Selling, general and administrative ("SG&A") expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the Company. SG&A expenses for 2000 were $9.3 million compared to $5.3 million in 1999 and $3.3 million in 1998. SG&A expenses increased from 1999 to 2000 primarily due to the acquisition of FIData in November 1999, as well as SG&A expenses incurred by efforts to develop a financial services website focused on the credit union industry. In the third quarter of 2000, the Company narrowed its credit union efforts to focus on FIData only. Corporate SG&A expenses increased from 1998 to 1999 primarily due to an increase in operating leases and overall increased expenditures.

         Research and development ("R&D") expenses are comprised of the salaries and benefits of the employees involved in development and related expenses. R&D expenses incurred during 2000 related to the development of the financial services website, which was suspended during the third quarter of 2000.

         Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, goodwill and other intangibles. Depreciation and amortization expense was $1.6 million in 2000 compared to $0.04 million in 1999 and 1998. The increase from 1999 to 2000 is attributable to the amortization of intangibles acquired in connection with the acquisition of FIData in November 1999. During 2000, the Company recognized $1.3 million of amortization expense related to these intangibles.

         Net other expense of $15.0 million in 2000 compares to $1.8 million in 1999 and $2.0 million in 1998. The increase in net other expense from 1999 was primarily due to an increase in the Company's equity interest in Princeton and the equity interest in Core, acquired in the second quarter of 2000. Net other expense in 2000 also includes $5.0 million of in-process research and development costs acquired in connection with the March 2000 equity investments in Princeton and Core.

         The Company's effective tax benefit was 15% in 2000, 28% in 1999 and 23% in 1998. The Company's effective tax benefit is lower than the federal statutory benefit due to certain deductions taken for financial reporting purposes that are not deductible for federal income tax purposes. Exclusive of nondeductible in-process research and development costs related to the acquisition of Princeton and Core and nondeductible losses from its Internet investments, the Company's effective tax benefit would have been 37.0% in 2000, 1999 and 1998.

         Loss from continuing operations was $26.6 million, $5.2 million and $4.1 million in 2000, 1999 and 1998, respectively. Loss from continuing operations for 2000 includes special charges of $7.1 million incurred in the first and second quarters. In the first quarter, special charges of $1.7 million represent in-process research and development costs acquired in connection with the acquisition of FIData in November 1999. In the second quarter, the Company recorded $5.0 million of in-process research and development costs acquired in connection with the equity investments in Princeton and Core. Loss from continuing operations for 1998 reflects special charges of $2.0 million during the fourth quarter of 1998, representing in-process research and development costs acquired in connection with the acquisition of 22% of the capital stock of Princeton. The increase in loss from continuing operations from year to year, exclusive of special charges, is attributable to higher SG&A, R&D and depreciation and amortization expenses.

RESULTS OF DISCONTINUED OPERATIONS - TRANSACTION PROCESSING AND SOFTWARE

         The following table presents the operating results of the Company's Transaction Processing and Software divisions and as a percentage of related revenues for each year, which are reflected as discontinued operations in the Consolidated Statements of Operations.

                                                                          YEAR ENDED SEPTEMBER 30,
                                               ------------------------- -------------------------- -------------------------
(IN THOUSANDS, EXCEPT PERCENTAGES)                       2000                      1999                       1998
                                               ------------------------- -------------------------- -------------------------
Transaction Processing revenues.........         $113,085      78.2%        $135,403      74.7%        $147,542      83.8%
Software revenue........................           31,522      21.8           45,921      25.3           28,481      16.2
                                                 --------    ------         --------    ------         --------    ------
 Operating revenue......................          144,607     100.0          181,324     100.0          176,023     100.0
Cost of revenues........................          100,010      69.2          109,519      60.4          108,178      61.5
                                                 --------    ------         --------    ------         --------    ------
Gross profit............................           44,597      30.8           71,805      39.6           67,845      38.5
Selling, general and administrative
   expenses.............................           28,830      19.9           28,333      15.6           19,696      11.2
Bad debt expense........................            6,081       4.2            1,663       0.9                -        -
Research and development................           11,763       8.1            5,725       3.2            3,277       1.9
Advance funding program income, net..              (1,856)     (1.3)          (3,673)     (2.0)          (7,793)     (4.4)
Depreciation and amortization expense..            11,273       7.8            9,286       5.1            7,055       4.8
Special and other charges...............            1,216       0.8            1,529       0.8                -        -
                                                 --------    ------         --------    ------         --------    ------
(Loss) income from discontinued
   operations...........................         $(12,710)     (8.8)%       $ 28,942      16.0%        $ 45,610      25.9%
                                                 ========    ======         ========    ======         ========    ======

OPERATING REVENUES

         Transaction Processing fees charged by the Company included processing and customer service inquiry fees. Processing fees were assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer's revenue that was submitted by the Company to local exchange carriers for billing and collection. Processing fees also included any charges assessed to the Company by local exchange carriers for billing and collection services that were passed through to the customer. Customer service inquiry fees were assessed to customers either as a fee charged for each record processed by the Company or as a fee charged for each billing inquiry made by end users.

         Transaction Processing revenues decreased $22.3 million, or 16.5%, from 1999, and $12.1 million, or 8.2%, from 1998. The decrease in revenue from year to year was primarily attributable to an overall decrease in the number of call records processed. The number of call records processed for billing was negatively impacted by market pressures that have occurred in the long distance industry. Management has continued to take actions in order to mitigate the effects of "slamming and cramming" issues on the call record volumes of its current customer base. Consequently, the number of call records processed for billing decreased from the prior years. Telephone call record volumes were as follows:

                                                     YEAR ENDED SEPTEMBER 30,
                                                     -------------------------
                                                      2000     1999      1998
                                                      ----     ----      ----
                                                          (IN MILLIONS)
Direct dial long distance services .............      457.8     599.0    612.6
Operator services ..............................       76.3      97.2    134.6
Enhanced billing services.......................        3.5       4.7     11.4
Billing management services.....................      204.0     230.4    329.1

         In addition to license and maintenance fees charged by Software for the use of its billing software applications, fees were charged on a time and materials basis for software customization and professional services. Software revenues also included retail sales of third-party computer hardware and software.

         Software revenues decreased $14.4 million, or 31.4%, from 1999 compared to increased revenues of $17.4 million, or 61.2%, from 1998. The decrease in revenues from 1999 was primarily attributable to lower sales of billing systems in 2000, which corresponded to a decrease in software license fees. The increase in revenues from 1998 was primarily attributable to the increase in license and maintenance fees.

COST OF REVENUES

         For the Transaction Processing division, cost of revenues included billing and collection fees charged by local exchange carriers as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local exchange carriers included fees that were assessed for each record submitted and for each bill rendered to its end-user customers. For the Software division, cost of revenues included the cost of third-party computer hardware and software sold, and the salaries and benefits of software support, technical and professional service personnel who generated revenue from contracted services. The decrease in cost of revenues from 1999 is primarily related to higher billing and collection costs charged by the local exchange carriers.

SELLING, GENERAL AND ADMINISTRATIVE

         SG&A expenses for 2000 were $28.8 million, compared to $28.3 million in 1999 and $19.7 million in 1998. The increase in SG&A in 1999 was primarily due to the Software division incurring a higher level of SG&A expenses to build an infrastructure consistent with expected growth. The SG&A expenses remained consistent in 2000 as the growth in the Software division declined.

BAD DEBT EXPENSE

         Bad debt expense for 2000 was $6.1 million compared to $1.7 million in 1999 and $0 in 1998. Bad debt increased from 1999 primarily due to a $3.5 million charge taken in the third quarter of 2000. Related to the Software division, this charge is a result of the narrowing of various software product offerings, the refocusing of software development efforts and a reserve associated with a significant account.

RESEARCH AND DEVELOPMENT

         R&D expenses were comprised of the salaries and benefits of the employees involved in software development and related expenses. The Company internally funded R&D activities with respect to efforts associated with creating new and enhanced Transaction Processing services products and products related to its convergent billing software platform for both telecommunication and Internet service providers. R&D expenses in 2000 were $11.8 million compared to $5.7 million in 1999 and $3.3 million in 1998.

ADVANCE FUNDING PROGRAM INCOME AND EXPENSE

         Advance funding program income was $2.0 million in 2000 compared to $3.8 million in 1999 and $7.9 million in 1998. The decrease from year to year was primarily the result of a lower level of customer receivables financed under the Company's advance funding program. The quarterly average balance of purchased receivables was $20.4 million, $48.2 million and $83.0 million in 2000, 1999 and 1998, respectively.

         The advance funding program expense was $0.1 million in 2000, 1999 and 1998, due to the Company financing all customer receivables during 2000, 1999 and 1998 with internally generated funds rather than with funds borrowed through the Company's revolving credit facility. The expense recognized represents unused credit facility fees and was the minimum expense that the Company could have incurred during these years.

INCOME FROM DISCONTINUED OPERATIONS

         Including special and other charges, loss from discontinued operations in 2000 was $12.7 million compared to income from discontinued operations in 1999 of $28.9 million and $45.6 million in 1998. The decrease in income from discontinued operations from year to year is attributable to lower revenues and higher operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash balance for continuing operations was a $0.2 million deficit at September 30, 2000 compared to $0.2 million at September 30, 1999. These low balances are the result of funding for continuing operations coming from the discontinued operations. During 2000, the Company made cash investments of $39.6 million in Princeton and $6.0 million in Core. In connection with the Transaction, the Company received $52.5 million in October 2000. In addition, the Company may receive a royalty, assuming achievement of certain revenue targets associated with the divisions sold to Platinum, of up to $20 million. The Company also will receive payments totaling $7.5 million for consulting services provided to Platinum over the twenty-four month post-closing period.

         The Company's working capital position decreased to $3.0 million at September 30, 2000 from $73.6 million at September 30, 1999. On a pro forma basis and assuming the Transaction was completed on September 30, 2000, the Company's working capital position was $47.9 million. The decrease in working capital was primarily attributable to the equity investments in Princeton and Core and the acquisition of FIData. Net cash provided by operating activities was $50.8 million in 2000, compared to net cash used by operating activities of $0.9 million in 1999 and net cash provided by operating activities of $1.1 million in 1998. The amounts primarily reflect net income from 1998 to 2000, exclusive of special charges.

         In December 1996, the Company secured a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local exchange carriers. This credit facility terminated on March 20, 2000. The Company currently does not have a need for a line of credit due to its significant cash resources from the Transaction.

         Capital expenditures amounted to approximately $50,000 in 2000 and related primarily to the purchase of computer equipment and software. The Company anticipates capital expenditures before acquisitions, if any, of approximately $0.1 million in fiscal 2001 largely related to expenditures for furniture, fixtures, leasehold improvements, computer software and hardware upgrades. The Company believes that it will be able to fund expenditures with internally generated funds and borrowings, but there can be no assurance that such funds will be available or expended.

         In September 1998, the Company acquired a 22% ownership position in Princeton, which is a privately held company headquartered in Princeton, New Jersey specializing in comprehensive electronic bill presentment and payment services via the Internet and telephone to financial institutions and large businesses. During 1999, the Company acquired additional shares of Princeton common stock, increasing the Company's ownership position to approximately 24% at September 30, 1999. The Company accounts for its investment in Princeton under the equity method.

         In November 1999, the Company completed the acquisition of FIData, a company located in Austin, Texas that provides Internet-based automated loan approval products to the financial services industries. The total consideration for the acquisition was approximately $4.2 million in cash and debt assumption and 1,100,000 shares of the Company's common stock. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for FIData have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net loss from continuing operations per common share since the date of acquisition. Approximately $7.4 million was recorded as goodwill and other intangibles and is included in Other assets. During the first quarter of 2000, the Company expensed $1.7 million of in-process R&D acquired in connection with this acquisition.

         In March 2000, the Company increased its ownership percentage in Princeton with an additional $33.5 million equity investment, which consisted of $27.0 million of convertible preferred stock and $6.5 million of common stock. In connection with this investment, the Company expensed $2.5 million of in-process R&D costs during 2000. In June 2000, under the terms of a Convertible Promissory Note, the Company advanced $5.0 million to Princeton. In the fourth quarter of 2000, the Convertible Promissory Note was converted into shares of Princeton preferred stock, which is convertible into 1,111,111 shares of Princeton common stock. The Company's ownership percentage in Princeton at September 30, 2000, was approximately 42.5%. The Company anticipates additional equity investments in Princeton as Princeton positions itself for further growth.

         In March 2000, the Company completed the purchase of a voting preferred stock investment of $6.0 million in Core, a Dallas, Texas-based company that develops and markets Internet-based business-to-business products for the acquisition, classification, retention and dissemination of business-critical knowledge and information. During 2000, the Company expensed $2.5 million of in-process R&D costs acquired in connection with this equity investment.

         The Company's operating cash requirements consist principally of funding of corporate and FIData expenses and capital expenditures.

SEASONALITY

         The Company's Internet operations are not significantly affected by seasonality.

EFFECT OF INFLATION

         Inflation has not been a material factor affecting the Company's business. General operating expenses such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures.

NEW ACCOUNTING STANDARDS

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. Management has reviewed the SAB and believes that the accounting policies of the Company are appropriate and reflect the requirements of this SAB.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The Company is exposed to interest rate risk primarily through its portfolio of cash equivalents and short-term marketable securities. The Company does not believe that it has significant exposure to market risks associated with changing interest rates as of September 30, 2000 because the Company's intention is to maintain a liquid portfolio to take advantage of investment opportunities. The Company does not use derivative financial instruments in its operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The Consolidated Financial Statements of the Company and the related report of the Company's independent public accountants thereon are included in this report at the page indicated.

                                                                                                                Page
                                                                                                                ----
Report of Independent Public Accountants....................................................................... A-8
Consolidated Balance Sheets at September 30, 2000 and 1999..................................................... A-9
Consolidated Statements of Operations for the Years Ended September 30, 2000, 1999 and 1998.................... A-10
Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2000, 1999 and 1998.......... A-11
Consolidated Statements of Cash Flows for the Years Ended September 30, 2000, 1999 and 1998.................... A-12
Notes to Consolidated Financial Statements..................................................................... A-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of New Century Equity Holdings Corp.:

         We have audited the accompanying consolidated balance sheets of New Century Equity Holdings Corp. (a Delaware corporation, formerly Billing Concepts Corp.) and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Century Equity Holdings Corp. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                             /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
November 22, 2000


                                          NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                                          (FORMERLY BILLING CONCEPTS CORP. AND SUBSIDIARIES)
                                                     CONSOLIDATED BALANCE SHEETS
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               ASSETS

                                                                                                        SEPTEMBER 30,
                                                                                                        -------------
                                                                                               2000         2000          1999
                                                                                               ----         ----          ----
                                                                                              ACTUAL      PRO FORMA      ACTUAL
                                                                                                         (unaudited)
Current assets:
 Cash and cash equivalents................................................................ $      (156) $    52,344   $       239
 Accounts receivable, net of allowance for doubtful accounts of $25 (2000) and $0 (1999)..       5,013        5,013         1,219
 Prepaids and other.......................................................................         224          224            99
 Net current assets from discontinued operations (see Note 18)............................       1,376            -        72,655
                                                                                           -----------  -----------   -----------

        Total current assets..............................................................       6,457       57,581        74,212
Property and equipment....................................................................         912          912           321
 Less accumulated depreciation............................................................        (292)        (292)         (128)
                                                                                           -----------  -----------   -----------

        Net property and equipment........................................................         620          620           193
Other assets, net of accumulated amortization of $1,348 (2000) and $0 (1999)..............       6,784        6,784           441
Investments in equity affiliates..........................................................      37,832       37,832         7,530
Net non-current assets from discontinued operations (see Note 18).........................      45,410            -        31,041
                                                                                           -----------  -----------   -----------

        Total assets...................................................................... $    97,103  $   102,817   $   113,417
                                                                                           ===========  ===========   ===========

                                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable................................................................... $        74  $        74   $        99
 Accrued liabilities......................................................................         609          609           560
 Deferred income taxes....................................................................       2,806        2,806             -
 Net current liabilities of discontinued operations.......................................           -        6,157             -
                                                                                           -----------  -----------   -----------

        Total current liabilities.........................................................       3,489        9,646           659
Other liabilities.........................................................................         569          569           623
                                                                                           -----------  -----------   -----------

        Total liabilities.................................................................       4,058       10,215         1,282
Commitments and contingencies (see Notes 6 and 13)
Stockholders' equity:
 Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or
     outstanding at September 30, 2000 or 1999............................................           -            -             -
 Common stock, $0.01 par value, 75,000,000 shares authorized, 41,732,632 shares issued and outstanding at September 30, 2000; 37,378,216 shares issued and
     outstanding at September 30, 1999....................................................         417          417           374
Additional paid-in capital................................................................      88,819       88,819        63,771
Retained earnings.........................................................................       5,792        5,349        48,213
Deferred compensation.....................................................................         (82)         (82)         (223)
Treasury stock, at cost, 504,800 shares at September 30, 2000; no shares at
     September 30, 1999...................................................................      (1,901)      (1,901)            -
                                                                                           -----------  -----------   -----------

        Total stockholders' equity........................................................      93,045       92,602       112,135
                                                                                           -----------  -----------   -----------

        Total liabilities and stockholders' equity........................................ $    97,103  $   102,817   $   113,417
                                                                                           ===========  ===========   ===========

                   The accompanying notes are an integral part of these consolidated financial statements.


                                          NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                                          (FORMERLY BILLING CONCEPTS CORP. AND SUBSIDIARIES)
                                                     CONSOLIDATED BALANCE SHEETS
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                          --------------------------------
                                                                                         2000            1999          1998
                                                                                         ----            ----          ----
Operating revenues................................................................. $       410     $        -     $        -
Cost of revenues...................................................................         349              -              -
                                                                                    -----------     ----------     ----------

Gross profit.......................................................................          61              -              -
Selling, general and administrative expenses.......................................       9,317          5,315          3,301
Research and development...........................................................       3,247             63              -
Depreciation and amortization expense..............................................       1,631             43             43
Special charges....................................................................       2,169              -              -
                                                                                    -----------     ----------     ----------
Loss from continuing operations....................................................     (16,303)        (5,421)        (3,344)
Other income (expense):
 Interest income...................................................................          12              -              -
 Interest expense..................................................................          (3)             -              -
 Equity in net loss of equity affiliates...........................................     (10,069)        (1,809)             -
 In-process research and development of equity affiliates..........................      (4,965)             -         (2,000)
 Other, net........................................................................          34              -             (3)
                                                                                    -----------     ----------     ----------

     Total other expense, net......................................................     (14,991)        (1,809)        (2,003)
                                                                                    -----------     ----------     ----------

Loss from continuing operations before income tax benefit..........................     (31,294)        (7,230)        (5,347)
Income tax benefit.................................................................       4,715          2,006          1,238
                                                                                    -----------     ----------     ----------

Net loss from continuing operations................................................     (26,579)        (5,224)        (4,109)
Discontinued operations:
   Net income (loss) from discontinued operations, net of income tax (expense)
     benefit of $229, ($13,585), and ($19,233), respectively.......................      (6,565)        21,046         30,812
   Net estimated loss from disposal of discontinued operations, including income
     tax expense of $5,629.........................................................      (9,277)             -              -
                                                                                    -----------     ----------     ----------

      Net income (loss) from discontinued operations...............................     (15,842)        21,046         30,812
                                                                                    -----------     ----------     ----------
Net income (loss).................................................................. $   (42,421)    $   15,822     $   26,703
                                                                                    ===========     ==========     ==========


Basic and diluted:
Net loss from continuing operations per common share .............................. $     (0.67)    $    (0.14)    $    (0.12)
Net income (loss) from discontinued operations per common share....................       (0.16)          0.57           0.86
Net estimated loss from disposal of discontinued operations per common share.......       (0.23)             -              -
                                                                                    -----------     ----------     ----------
Net income (loss) per common share................................................. $     (1.06)    $     0.43     $     0.74
                                                                                    ===========     ==========     ==========

Weighted average common shares outstanding ........................................      39,909         37,116         35,844
                                                                                    ===========     ==========     ==========

                 The accompanying notes are an integral part of these consolidated financial statements.


                                          NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                                          (FORMERLY BILLING CONCEPTS CORP. AND SUBSIDIARIES)
                                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                         FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
                                                           (IN THOUSANDS)


                                         TREASURY STOCK          COMMON STOCK      ADDITIONAL
                                         --------------          ------------       PAID-IN      RETAINED     DEFERRED
                                       SHARES      AMOUNT     SHARES      AMOUNT    CAPITAL      EARNINGS   COMPENSATION   TOTAL
                                       ------      ------     ------      ------    ------       --------   ------------   -----
Balances at September 30, 1997.......         -       $  -      34,889     $  348    $  42,905   $   7,438    $  (950)    $  49,741

 Issuance of common stock............         -          -          47          1          716           -       (170)          547
 Exercise of stock options and
     warrants........................         -          -       1,707         17       16,407           -          -        16,424
 Compensation expense................         -          -           -          -            -           -        726           726
 Net income..........................         -          -           -          -            -      26,703          -        26,703
                                          -----  ---------     -------     ------    ---------   ---------    -------    ----------

Balances at September 30, 1998.......         -          -      36,643        366       60,028      34,141       (394)       94,141
 Issuance of common stock............         -          -         268          3          694      (1,750)         -        (1,053)
 Issuance of stock options...........         -          -           -          -           84           -        (84)            -
 Exercise of stock options and
     warrants........................         -          -         467          5        2,965           -          -         2,970
 Compensation expense................         -          -           -          -            -           -        255           255
 Net income..........................         -          -           -          -            -      15,822          -        15,822
                                          -----  ---------     -------     ------    ---------   ---------    -------    ----------

Balances at September 30, 1999.......         -          -      37,378        374       63,771      48,213       (223)      112,135
 Issuance of common stock............         -          -         129          1          304           -       (222)           83
 Issuance of common stock for
     acquisitions....................         -          -       4,177         42       24,702           -          -        24,744
 Issuance of stock options...........         -          -           -          -          (31)          -         31             -
 Exercise of stock options and
     warrants........................         -          -          49          -          215           -          -           215
 Compensation expense................         -          -           -          -         (142)          -        332           190
 Purchase of treasury stock..........      (505)    (1,901)          -          -            -           -          -        (1,901)
 Net loss............................         -          -           -          -            -     (42,421)         -       (42,421)
                                          -----  ---------     -------     ------    ---------   ---------    -------    ----------

Balances at September 30, 2000.......      (505) $  (1,901)     41,733     $  417    $  88,819   $   5,792    $   (82)   $   93,045
                                          =====  =========     =======     ======    =========   =========    =======    ==========

                 The accompanying notes are an integral part of these consolidated financial statements.


                                          NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
                                          (FORMERLY BILLING CONCEPTS CORP. AND SUBSIDIARIES)
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (IN THOUSANDS)



                                                                                                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                                 --------------------------------
                                                                                                 2000          1999          1998
                                                                                                 ----          ----          ----
Cash flows from operating activities:
 Net loss from continuing operations.......................................................   $  (26,579) $    (5,224)   $  (4,109)
  Adjustments to reconcile net loss from continuing operations to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.........................................................        1,631           43           43
     Gain on disposition of equipment......................................................            -            -         (114)
     Equity in net loss of equity affiliates...............................................       10,069        1,809            -
     In-process research and development of equity affiliates..............................        4,965            -        2,000
     Non cash special charges..............................................................        2,136            -            -
     Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable.........................................       (3,794)       1,075          791
        Increase in prepaids and other.....................................................         (125)         (28)         (54)
        Increase (decrease) in trade accounts payable......................................          (25)          54            1
        Increase (decrease) in accrued liabilities.........................................           49         (195)         438
        Increase (decrease) in deferred income taxes.......................................        2,806            -          (51)
        Increase (decrease) in other liabilities...........................................          (54)         246          141
                                                                                              ----------  -----------    ---------

Net cash used in continuing operating activities...........................................       (8,921)      (2,220)        (914)
Net cash provided by discontinued operating activities.....................................       59,757        1,281        2,009
                                                                                              ----------  -----------    ---------
  Net cash provided by (used in) operating activities......................................       50,836         (939)       1,095
Cash flows from investing activities:
 Purchases of property and equipment.......................................................          (50)          (8)           -
 Purchase of Internet company, net of cash acquired........................................       (4,264)           -            -
 Investments in equity affiliates..........................................................      (45,580)      (1,339)     (10,000)
 Proceeds from sale of equipment...........................................................            -            -          538
 Other investing activities................................................................         (327)        (129)        (118)
                                                                                              ----------  -----------    ---------

Net cash used in investing activities......................................................      (50,221)      (1,476)      (9,580)
Cash flows from financing activities:
 Proceeds from issuance of common stock....................................................          891        2,654        8,485
 Purchases of treasury stock...............................................................       (1,901)           -            -
                                                                                              ----------  -----------    ---------

Net cash (used in) provided by financing activities........................................       (1,010)       2,654        8,485
                                                                                              ----------  -----------    ---------

Net (decrease) increase in cash and cash equivalents.......................................         (395)         239            -
Cash and cash equivalents, beginning of year...............................................          239            -            -
                                                                                              ----------  -----------    ---------

Cash and cash equivalents, end of year.....................................................   $     (156) $       239    $       -
                                                                                              ==========  ===========    =========

               The accompanying notes are an integral part of these consolidated financial statements.

               NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
               (FORMERLY BILLING CONCEPTS CORP. AND SUBSIDIARIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SEPTEMBER 30, 2000, 1999 AND 1998


NOTE 1. BUSINESS ACTIVITY

         New Century Equity Holdings Corp. ("New Century"), formerly known as Billing Concepts Corp. ("BCC") and Billing Information Concepts Corp., was incorporated in the State of Delaware in 1996. BCC was previously a wholly owned subsidiary of U.S. Long Distance Corp. ("USLD") that, upon its spin-off from USLD, became an independent, publicly held company. New Century and its subsidiaries (collectively, the "Company") provide Internet-based automated loan approval products to the financial services industries, through its wholly owned subsidiary, FIData, Inc. ("FIData"). Through its Transaction Processing division, the Company provided billing clearinghouse and information management services ("Transaction Processing" services) in the United States to the telecommunications industry. Through its subsidiary, Aptis, Inc., the Company's Software division ("Software") developed, licensed and supported convergent billing systems for telecommunications and Internet service providers and provided direct billing outsourcing services.

         On October 23, 2000, the Company completed the sale of the Transaction Processing and Software divisions to Platinum Equity Holdings ("Platinum") of Los Angeles, California (the "Transaction"). Total consideration consisted of $52.5 million in cash and a royalty, assuming achievement of certain revenue targets associated with the divested divisions, of up to $20 million. In addition, the Company will receive payments totaling $7.5 million for consulting services provided to Platinum over the twenty-four month period subsequent to the Transaction. All financial information presented has been restated to reflect the Transaction Processing and Software divisions as discontinued operations as of September 30, 2000 in accordance with Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations".

         The unaudited Pro Forma Consolidated Balance Sheet includes adjustments that give effect to the Transaction, as if the disposition had occurred on September 30, 2000. The pro forma adjustments reflect the elimination of the divested operations, the consideration received at the closing of the Transaction ($52.5 million) and estimated transaction costs.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of New Century and its wholly and majority owned subsidiaries. The Company's 42.5% investment in the capital stock of Princeton eCom Corporation ("Princeton") and 22% investment in the stock of CoreINTELLECT, Inc. ("Core") (see Note 7) are accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified for comparative purposes.

ESTIMATES IN THE FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION POLICIES

         The Company recognizes revenue from its Internet division when loan approvals are processed by the Company. The Company recorded bad debt expense of $38,000, $0 and $0 and recorded bad debt write-offs of $25,000, $0 and $0 to its allowance for doubtful accounts for 2000, 1999 and 1998, respectively, for continuing operations.

ACCOUNTS RECEIVABLE, NET

         Accounts receivable consists of receivables from FIData's operations, as well as a $4.8 million income tax receivable from the Internal Revenue Service.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to seven years. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in other income (expense) for that period. Expenditures for maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

OTHER ASSETS

         Other assets include goodwill and other intangibles related to the acquisition of FIData, which is being amortized over a five-year period (see
Note 7). In addition, long-term deposits and security investments have been included in other assets.

COMMON STOCK DIVIDEND

         On January 9, 1998, the Company announced that its Board of Directors declared a one-for-one common stock dividend. The dividend was distributed on January 30, 1998 to stockholders of record on January 20, 1998. No additional proceeds were received on the dividend date and all costs associated with the share dividend were capitalized as a reduction of additional paid-in capital. All share and per share information in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the stock dividend.

TREASURY STOCK

         In the first quarter of 2000, the Company's Board of Directors approved the adoption of a common stock repurchase program. Under the terms of the program, the Company may purchase up to a total of $10 million of Company common stock in the open market or in privately negotiated transactions. At September 30, 2000, the Company had repurchased $1.9 million, or 504,800 shares, of treasury stock under this program (see Note
19).

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's cash and cash equivalents and all other financial instruments have been determined using appropriate valuation methodologies and approximate their related carrying values.

INCOME TAXES

         Deferred tax assets and liabilities are recorded based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax asset or liability is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax assets and liabilities. The effects of such adjustments are required to be included in income in the period in which the tax laws or rates are changed.

NET INCOME PER COMMON SHARE

         Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," established standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings of the Company. As the Company had a net loss from continuing operations for the years ended September 30, 2000, 1999 and 1998, diluted EPS equals basic EPS, as potentially dilutive common stock equivalents are antidilutive in loss periods. If the Company would have had net income from continuing operations for the years ended September 30, 2000, 1999 and 1998, the denominator (weighted average number of common shares and common share equivalents outstanding) in the diluted EPS calculation would have been increased, through application of the treasury stock method, for each class of options for which the average market price per share of the Company's common stock exceeded the common stock equivalent's exercise price.

         For the year ended September 30, 2000, certain options to purchase 7,852,000 shares of common stock at prices ranging from $3.94 to $29.00 per share would not have been included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. There were additional options to purchase 317,000 shares of common stock at prices ranging from $1.98 to $3.63 per share, which were excluded as they were antidilutive for the net loss from continuing operations incurred for the year ended September 30, 2000.

         For the year ended September 30, 1999, certain options to purchase 5,535,000 shares of common stock at prices ranging from $5.71 to $29.00 per share would not have been included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. There were additional options to purchase 569,000 shares of common stock at prices ranging from $1.98 to $4.50 per share, which were excluded as they were antidilutive for the net loss from continuing operations incurred for the year ended September 30, 1999.

         For the year ended September 30, 1998, certain options to purchase 2,592,000 shares of common stock at prices ranging from $13.00 to $29.00 per share would not have been included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. There were additional options and warrants to purchase 1,644,000 shares of common stock at prices ranging from $3.15 to $12.38 per share which were excluded as they were antidilutive for the net loss from continuing operations incurred for the year ended September 30, 1998.

NEW ACCOUNTING STANDARDS

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. Management has reviewed the SAB and believes that the accounting policies of the Company are appropriate and reflect the requirements of this SAB.

STATEMENTS OF CASH FLOWS

         Cash payments and non-cash activities during the periods indicated were as follows:

                                                                                             YEAR ENDED SEPTEMBER 30,
                                                                                            2000       1999        1998
                                                                                            ----       ----        ----
                                                                                                   (IN THOUSANDS)
Cash payments for income taxes........................................................      $ 2,000    $ 11,694    $ 9,587
Non cash investing and financing activities:
   Tax benefit recognized in connection with stock option exercises...................           37       1,089      8,484
   Assets acquired in connection with FIData acquisition..............................        4,966           -          -
   Liabilities assumed in connection with FIData acquisition..........................           85           -          -
   Common stock issued in connection with FIData acquisition..........................        4,881           -          -

         For purposes of determining cash flows, the Company considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3. OTHER ASSETS

         Other assets are comprised of the following:

                                                                                                    SEPTEMBER 30,
                                                                                               2000           1999
                                                                                            -----------    -----------
                                                                                                    (IN THOUSANDS)
       Goodwill - FIData, Inc., net of accumulated amortization of $1,348 in
         2000 and $0 in 1999............................................................     $  6,016       $       -
       Long-term security investments...................................................          569             439
       Other non-current assets.........................................................          199               2
                                                                                             --------       ---------

           Total other assets...........................................................     $  6,784       $     441
                                                                                             ========       =========

NOTE 4. INVESTMENTS IN EQUITY AFFILIATES

         Investments in equity affiliates are comprised of the following:

                                                                                                    SEPTEMBER 30,
                                                                                               2000           1999
                                                                                            -----------    -----------
                                                                                                    (IN THOUSANDS)
       Princeton:
        Investment in Princeton, beginning of year......................................     $  7,530       $   8,000
        Cash investments................................................................       39,580           1,339
        In-process research and development costs.......................................       (2,465)              -
        Amortization and equity in net loss.............................................       (9,736)         (1,809)
        Other...........................................................................         (244)              -
                                                                                             --------       ---------
          Net equity investment in Princeton............................................       34,665           7,530
       Core:
        Cash investments................................................................        6,000               -
        In-process research and development costs.......................................       (2,500)              -
        Amortization and equity in net loss.............................................         (333)              -
                                                                                             --------       ---------
          Net equity investment in Core.................................................        3,167               -
                                                                                             --------       ---------

           Total investments in equity affiliates.......................................     $ 37,832       $   7,530
                                                                                             ========       =========

         The excess of the Company's investments in equity affiliates over its underlying share of net assets is being amortized over a period of not more than ten years.

NOTE 5. DEBT AND CAPITAL LEASE OBLIGATIONS

         In December 1996, the Company secured a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local exchange carriers. This credit facility terminated on March 20, 2000. The Company currently does not have a need for a line of credit due to its significant cash resources resulting from the Transaction described in Note 1.

NOTE 6. LEASES

         The Company leases certain equipment and office space under operating leases. Rental expense was $3,000 for fiscal year 2000 and $0 for fiscal years 1999 and 1998. Future minimum lease payments under non-cancelable operating leases as of September 30, 2000 are $3,000 for fiscal year 2001 and $0 for all years thereafter. During November 2000, the Company entered into a lease agreement for office space, commencing in January 2001. Under this agreement, the Company will have future minimum lease payments of $103,000 for fiscal year 2001, $155,000 for fiscal years 2002 and 2003 and $52,000 for fiscal year 2004.

NOTE 7. ACQUISITIONS

         In September 1998, the Company acquired 22% of the capital stock of Princeton for $10 million. Princeton is a privately held company located in Princeton, New Jersey specializing in electronic bill publishing utilizing the Internet and telephone. During 1999, the Company acquired additional shares of Princeton stock, increasing the Company's ownership position to approximately 24% at September 30, 1999. The Company accounts for this investment under the equity method of accounting. The excess of the Company's investment in equity affiliates greater than its underlying share of net assets is being amortized over ten years.

         In connection with the acquisition of the 22% ownership position in Princeton, the Company acquired certain intangible assets, including developed technology, customer relationships and goodwill. In connection with this allocation, $2.0 million was expensed as a charge for the purchase of in-process research and development. In performing this allocation, the Company considered, among other factors, Princeton's research and development projects in process at the date of acquisition. With regard to the in-process research and development projects, the Company considered factors such as the stage of development of the technology at the time of acquisition, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

         The purchased in-process research and development focused on next generation Internet-based bill publishing and payment systems and solutions. The fair value assigned to these projects was approximately $2.0 million. Due to its specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the project failed.

         The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisal was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisal also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

         Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project are expected to be in line with historical results. The Capital Asset Pricing Model was used to determine the cost of capital (discount rate) for Princeton's in-process projects. Due to the technological and economic risks associated with the developmental projects, a discount rate of 20% was used to discount cash flows from the in-process projects. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the projected timing of completion and revenues attributable to each project.

         In November 1999, the Company completed the acquisition of FIData, a company located in Austin, Texas that provides Internet-based automated loan approval products to the financial services industries. Total consideration for the acquisition was approximately $4.2 million in cash and debt assumption and 1,100,000 shares of the Company's common stock. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for FIData have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net income (loss) per common share since the date of acquisition. Approximately $7.4 million was recorded as goodwill and other intangibles and is included in Other assets. During the first quarter of 2000, the Company expensed $1.7 million of in-process R&D acquired in connection with this acquisition.

         In March 2000, the Company increased its ownership percentage in Princeton with an additional $33.5 million equity investment, which consisted of $27.0 million of convertible preferred stock and $6.5 million of common stock. In connection with this investment, the Company expensed $2.5 million of in-process R&D costs during 2000. In June 2000, under the terms of a Convertible Promissory Note, the Company advanced $5.0 million to Princeton. During the fourth quarter of 2000, the Convertible Promissory Note was converted into shares of Princeton preferred stock, which is convertible into 1,111,111 shares of Princeton common stock. The Company's ownership percentage in Princeton at September 30, 2000, was approximately 42.5% (see
Note 17).

         In March 2000, the Company completed the purchase of a voting preferred stock investment of $6.0 million in Core, a Dallas, Texas-based company that develops and markets Internet-based business-to-business products for the acquisition, classification, retention and dissemination of business-critical knowledge and information. During 2000, the Company expensed $2.5 million of in-process R&D costs acquired in connection with this equity investment.

         In connection with the acquisition of FIData and the investments in Princeton and Core, the Company acquired certain intangible assets, including goodwill and in-process research and development. In connection with these allocations, the Company expensed approximately $1.7 million of the purchase price for FIData and $2.5 million of each of its equity investments in Princeton and Core as in-process research and development. In performing these allocations, the Company considered the respective company's research and development projects in process at the date of acquisition, among other factors such as the stage of development of the technology at the time of investment, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

         The in-process research and development purchased from FIData focused on next generation Internet-based automated loan approval products and banking systems and solutions. The in-process research and development purchased from Princeton focused on next generation Internet-based bill publishing and payment systems and solutions. The in-process research and development purchased from Core focused on next generation Internet-based acquisition, classification, retention and dissemination of business-critical knowledge and information. Due to their specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the projects failed.

         The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisals was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisals also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

         Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project is expected to be in line with historical industry accepted pricing. Due to the technological and economic risks associated with the developmental projects, discount rates of 35%, 25% and 40% were used to discount cash flows from the in-process projects for FIData, Princeton and Core, respectively. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the projected timing of completion and revenues attributable to each project.

NOTE 8. SPECIAL CHARGES

         During 2000, the Company recognized special charges in the amount of $2.2 million. Special charges related primarily to the $1.7 million of in-process research and development costs acquired in connection with the acquisition of FIData (see Note 7).

NOTE 9. SHARE CAPITAL

         On July 10, 1996, the Company, upon authorization by its Board of Directors, adopted a Shareholder Rights Plan ("Rights Plan") and declared a dividend of one preferred share purchase right on each share of its outstanding common stock. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. These rights, which expire on July 10, 2006, entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred shares at a purchase price of $130 per one ten-thousandth of a preferred share. The Rights Plan was designed to ensure that stockholders receive fair and equal treatment in the event of any proposed takeover of the Company.

         No cash dividends were paid on the Company's common stock during fiscal 2000, 1999 or 1998.

NOTE 10. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

         The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Comprehensive Stock Plan ("Comprehensive Plan"), formerly known as the BCC 1996 Employee Comprehensive Stock Plan, and the New Century Equity Holdings Corp. 1996 Non-Employee Director Plan ("Director Plan"), formerly known as the BCC 1996 Non-Employee Director Plan, under which officers and employees, and non-employee directors, respectively, of the Company and its affiliates are eligible to receive stock option grants. Employees of the Company also are eligible to receive restricted stock grants under the Comprehensive Plan. The Company has reserved 14,500,000 and 1,300,000 shares of its common stock for issuance pursuant to the Comprehensive Plan and Director Plan, respectively. Under each plan, options vest and expire pursuant to individual award agreements; however, the expiration date of unexercised options may not exceed ten years from the date of grant under the Comprehensive Plan and five and seven years for automatic and discretionary grants, respectively, under the Director Plan.

         For those employees who became Platinum employees in connection with the Transaction, the Company offered two elections to amend their options. Under the first election, as long as the employee did not voluntarily terminate employment with Platinum within six months of the date of the Transaction, all vested options at the time of the Transaction remain exercisable for eighteen months subsequent to the Transaction. All unvested options at the time of the Transaction shall vest six months subsequent to the Transaction and shall remain exercisable for one year from such vesting date. Under the second election, as long as the employee remained a Platinum employee, their vesting options continued to vest according to their vesting schedule and remain exercisable through the expiration date as defined in the respective agreement. The compensation expense related to the amendment of the vesting periods was minimal.

         Option activity for the years ended September 30, 2000, 1999 and 1998 is summarized as follows:

                                                                               NUMBER OF        WEIGHTED AVERAGE
                                                                                 SHARES          EXERCISE PRICE
                                                                                 ------          --------------
Outstanding, September 30, 1997..........................................        5,690,187           $ 10.27
  Granted................................................................        2,049,821           $ 10.65
  Canceled...............................................................         (234,051)          $ 17.01
  Exercised..............................................................       (1,506,283)          $  4.96
                                                                               ----------
Outstanding, September 30, 1998..........................................        5,999,674           $ 11.46
  Granted................................................................        3,069,139           $  6.18
  Canceled...............................................................         (620,001)          $ 15.72
  Exercised..............................................................         (467,643)          $ 10.33
                                                                               ----------
Outstanding, September 30, 1999..........................................        7,981,169           $  9.53
  Granted................................................................        1,646,780           $  4.40
  Canceled...............................................................       (1,177,435)          $  8.21
  Exercised..............................................................          (54,495)          $  4.07
                                                                               ----------
Outstanding, September 30, 2000..........................................        8,396,019           $  8.74
                                                                               ===========

         At September 30, 2000, 1999 and 1998, stock options to purchase an aggregate of 5,456,155, 3,273,766 and 2,068,374 shares were exercisable and had weighted average exercise prices of $10.15, $10.89 and $10.29 per share, respectively.

         Stock options outstanding and exercisable at September 30, 2000, were as follows:

                                   OPTIONS OUTSTANDING                                              OPTIONS EXERCISABLE
         -------------------------------------------------------------------------          --------------------------------
              RANGE OF                         WEIGHTED AVERAGE        WEIGHTED                                  WEIGHTED
              EXERCISE           NUMBER            REMAINING            AVERAGE               NUMBER              AVERAGE
               PRICES          OUTSTANDING       LIFE (YEARS)       EXERCISE PRICE          EXERCISABLE       EXERCISE PRICE
         ------------------   -------------    ----------------     --------------          -----------       --------------
            $1.98 - $6.95       3,583,923             5.7              $  4.42                1,376,882            $  4.42
            $8.06 - $9.97       2,501,096             3.0              $  8.42                2,016,895            $  8.31
           $10.19 - $16.84      2,271,000             2.9              $ 15.62                2,032,378            $ 15.63
           $17.44 - $29.00         40,000             3.3              $ 26.11                   30,000            $ 25.15
                              -----------                                                   ------------

                                8,396,019             4.0              $  8.74                5,456,155            $ 10.15
                              ===========                                                     =========

         The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," but has elected to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans as allowed under SFAS No. 123. Accordingly, the Company has not recognized compensation expense for stock options granted where the exercise price is equal to the market price of the underlying stock at the date of the grant. During fiscal year 2000, 1999 and 1998, the Company recognized $240,000, $255,000 and $726,000, respectively, of compensation expense for options granted below the market price of the underlying stock on such measurement date. In addition, in accordance with the provisions of APB Opinion No. 25, the Company has not recognized compensation expense for employee stock purchases under the New Century Equity Holdings Corp. Employee Stock Purchase Plan ("ESPP"), formerly known as the Billing Concepts Corp. Employee Stock Purchase Plan.

         Had compensation expense for the Company's stock options granted and ESPP purchases in 2000, 1999 and 1998 been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, pro forma net income (loss) and net income (loss) per common share would have been as follows (in thousands, except per share amounts):

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                           -------------------------------------
                                                                           2000            1999             1998
                                                                           ----            ----             ----
                  Pro forma net income (loss)                          $ (47,128)       $ 12,146          $ 23,533

                  Pro forma net income (loss) per common share:
                         Basic                                         $   (1.18)       $   0.33          $   0.66
                         Diluted                                       $   (1.18)       $   0.33          $   0.66

         The fair value for these options was estimated at the respective grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                         -----------------------------------
                                                                         2000          1999             1998
                                                                         ----          ----             ----
                  Expected volatility.................................    77%           66%              25%
                  Expected dividend yield.............................     0%            0%               0%
                  Expected life.......................................  2.5 years     2.5 years        2.5 years
                  Risk-free interest rate.............................  5.95%         5.35%            5.21%

         The weighted average fair value and weighted average exercise price, respectively, of options granted where the exercise price was equal to the market price of the underlying stock at the grant date were $2.58 and $4.09 for the year ended September 30, 2000, $3.56 and $6.18 for the year ended September 30, 1999, and $2.29 and $10.65 for the year ended September 30, 1998. For purposes of the pro forma disclosures, the estimated fair value of options is amortized to pro forma compensation expense over the options' vesting periods.

         Warrants to purchase 201,252 shares of common stock were exercised in fiscal 1998. There were no warrants outstanding at September 30, 1999 and 2000.

NOTE 11. INCOME TAXES

         The income tax benefit is comprised of the following:

                                                                                              YEAR ENDED SEPTEMBER 30,
                                                                                            ----------------------------
                                                                                            2000        1999        1998
                                                                                            ----        ----        ----
                                                                                                   (IN THOUSANDS)
Current:
  Federal.............................................................................   $    4,460  $   1,898   $   1,171
  State...............................................................................          255        108          67
                                                                                         ----------  ---------   ---------
    Total.............................................................................   $    4,715  $   2,006   $   1,238
                                                                                         ==========  =========   =========

         The income tax benefit for fiscal 2000, 1999 and 1998 differs from the amount computed by applying the statutory federal income tax rate of 35% to loss from continuing operations before income tax benefit. The reasons for these differences were as follows:

                                                                                              YEAR ENDED SEPTEMBER 30,
                                                                                            ---------------------------
                                                                                            2000        1999       1998
                                                                                            ----        ----       ----
                                                                                                  (IN THOUSANDS)
Computed income tax benefit at statutory rate.........................................   $   10,953  $   2,531  $   1,871
Increases in taxes resulting from:
 Nondeductible in-process research and development expenses...........................       (2,333)         -       (700)
 Nondeductible losses in equity affiliates............................................       (3,524)      (633)         -
 Nondeductible goodwill amortization..................................................         (471)         -          -
 State income taxes, net of federal benefit...........................................          255        108         67
 Other, net...........................................................................         (165)         -          -
                                                                                         ----------  ---------  ---------

    Income tax benefit................................................................   $    4,715  $   2,006  $   1,238
                                                                                         ==========  =========  =========

         The tax effect of significant temporary differences, which comprise the deferred tax liability, is as follows:

                                                                                                  SEPTEMBER 30,
                                                                                               ------------------
                                                                                               2000          1999
                                                                                               ----          ----
                                                                                                  (IN THOUSANDS)
Deferred tax asset:
  Loss carry forward                                                                     $       2,823    $       -
Deferred tax liability:
  Estimated tax due on gain on disposal of discontinued operations......................        (5,629)           -
                                                                                         -------------    ---------
    Net deferred tax liability.......................................................... $      (2,806)   $       -
                                                                                         =============    =========

NOTE 12. BENEFIT PLANS

         The New Century Equity Holdings Corp. 401(k) Retirement Plan (the "Retirement Plan"), formerly known as the Billing Concepts Corp. 401(k) Retirement Plan, was assumed by Platinum in connection with the Transaction. During 2000, employees who will continue to be employees of the Company subsequent to the Transaction were eligible to participate in the Retirement Plan (see Note 18). In November 2000, the Company established the New Century Equity Holdings Corp. 401(k) Plan (the "Plan"), formerly known as the Billing Concepts Corp. 401(k) Plan, for eligible employees of the Company. Generally, all employees of the Company who are at least 21 years of age and who have completed one-half year of service are eligible to participate in the Plan. The Plan is a defined contribution plan, which provides that participants generally may make voluntary salary deferral contributions, on a pretax basis, between 1% and 15% of their compensation in the form of voluntary payroll deductions, up to a maximum amount as indexed for cost-of-living adjustments. The Company will match a participant's salary deferral, up to 5% of a participant's compensation. The Company may make additional discretionary contributions.

         The New Century Equity Holdings Corp. Employee Stock Purchase Plan ("ESPP"), formerly known as the Billing Concepts Corp. Employee Stock Purchase Plan, which was established under the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, is offered to eligible employees of the Company. The Company has reserved 2,000,000 shares of its common stock for issuance pursuant to the ESPP. The ESPP enables employees who have completed at least six months of continuous service with the Company to purchase shares of BCC's common stock at a 15% discount through voluntary payroll deductions. The purchase price is the lesser of 85% of the closing price of the common stock on the opening date of each participation period or 85% of the closing price of the common stock on the ending date of each participation period. The Company issued 46,000, 45,232 and 6,863 shares of its common stock in January, July and September 2000 pursuant to the ESPP at purchase prices of $4.99, $3.72 and $2.71, respectively. The Company issued 41,326 and 56,360 shares of its common stock in January and July 1999 pursuant to the ESPP at purchase prices of $8.55 and $6.06, respectively. The Company issued 14,659 and 27,561 shares of its common stock in January and July 1998 pursuant to the ESPP at purchase prices of $15.99 and $11.32, respectively.

NOTE 13. COMMITMENTS AND CONTINGENCIES

         A lawsuit was filed on December 31, 1998, in the United States District Court in San Antonio, Texas by an alleged stockholder of the Company against the Company and various of its officers and directors, alleging unspecified damages as a result of alleged false statements in various press releases prior to November 19, 1998. In September 1999, the U.S. District Court for the Western District of Texas entered an order and judgment dismissing the plaintiff's lawsuit. The plaintiff noticed an appeal of that decision on September 29, 1999. In November 2000, the United States Court of Appeals for the Fifth Circuit dismissed the appeal pursuant to a stipulation of the parties and settlement.

         As previously disclosed, the Company has been engaged in discussions with the staff of the Federal Trade Commission's ("FTC") Bureau of Consumer Protection regarding a proposed complaint by the FTC alleging potential liability arising primarily from the alleged cramming of charges for non-regulated telecommunication services by certain of its customers. Cramming is the addition of charges to a telephone bill for programs, products or services the consumer did not knowingly authorize. These allegations relate to businesses conducted by the subsidiaries sold by the Company on October 23, 2000. Management cannot assess either the likelihood that this matter will have an adverse financial impact on the Company or the extent of any such impact.

         The Company is involved in various other claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims, litigation or proceedings to which the Company is a party will have a material adverse effect on the Company's financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company's results of operations for the fiscal period in which such resolution occurs.

NOTE 14. RELATED PARTIES

         From time to time, the Company has made advances to or was owed amounts from certain officers of the Company. The highest aggregate amount outstanding of advances to officers during the years ended September 30, 2000 and 1999 was $252,000. The Company had a $50,000 note receivable bearing interest at 10.0% from an officer of the Company at September 30, 2000. The Company had a $69,000 note receivable bearing interest at 7.0% from an officer of the Company at September 30, 1999. On January 4, 2000, the Company forgave a certain note receivable from an officer of the Company with a principal balance and accrued interest totaling approximately $70,000, in lieu of a cash bonus. On April 4, 2000, the Company forgave a certain note receivable from an officer of the Company with a principal balance and accrued interest totaling approximately $133,000, in lieu of a cash bonus.

         On April 5, 2000, the Board of Directors of the Company approved a restricted stock grant to the Chief Executive Officer of the Company. The restricted stock consists of 400,000 shares of Princeton common stock, which vests on April 30, 2003. The Company expenses the fair market value of the restricted stock grant over the three-year period ending April 30, 2003. The Company recognized $0.3 million during fiscal 2000 as compensation expense related to the stock grant. The Company estimates it will recognize $0.5 million as compensation expense related to the stock grant in 2001.

         The Company chartered a jet airplane from a company associated with an officer/director of the Company. Under the terms of the charter agreement, the Company was obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. During the fourth quarter of 2000, the Company terminated this contract with no future obligations. During the years ended September 30, 2000 and 1999, the Company paid approximately $615,000 and $727,000, respectively, in fees related to this agreement.

         During 1999, the Company entered into an agreement to guarantee the terms of a lease of Princeton (see Note 5) for office space in Princeton, New Jersey. The terms of the lease require aggregate payments of approximately $10.7 million through December 2009. This guarantee terminates should Princeton raise $25 million of capital through a public offering. The Company does not believe it is probable that the lease guarantee will be exercised.

NOTE 15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         In thousands, except per share amounts

                                                                                             QUARTER ENDED
                                                                                             -------------
                                                                      SEPTEMBER 30,        JUNE 30,    MARCH 31,       DECEMBER 31,
                                                                          2000               2000        2000             1999
                                                                          ----               ----        ----             ----
Operating revenues..............................................       $    173            $   109     $     97         $    31
Loss from continuing operations.................................         (2,342)            (3,572)      (5,046)         (5,343)
Net loss from continuing operations.............................         (5,544)            (5,929)     (10,003)         (5,103)
Net income (loss) from discontinued operations..................         (1,010)            (3,128)      (3,870)          1,443
Net loss from disposal of discontinued operations...............         (9,277)                 -            -               -
Net loss........................................................        (15,831)            (9,057)     (13,873)         (3,660)
Net loss from continuing operations per common share - basic and
  diluted.......................................................         ($0.13)            ($0.14)      ($0.26)         ($0.14)
Net loss from discontinued operations per common share - basic
  and diluted...................................................         ($0.02)            ($0.08)      ($0.10)          $0.04
Net loss from disposal of discontinued operations per common
  share - basic and diluted.....................................         ($0.23)                 -            -               -
Net loss per common share - basic and diluted...................         ($0.38)            ($0.22)      ($0.36)         ($0.10)

                                                                                              QUARTER ENDED
                                                                                              -------------
                                                                       SEPTEMBER 30,       JUNE 30,    MARCH 31,    DECEMBER 31,
                                                                           1999              1999        1999          1998
                                                                           ----              ----        ----          ----
Operating revenues..............................................            $  -             $  -         $  -          $  -
Loss from continuing operations.................................          (1,898)          (1,247)      (1,229)       (1,047)
Net loss from continuing operations.............................          (1,798)          (1,222)      (1,344)         (860)
Net income from discontinued operations.........................           2,478            3,509        7,195         7,864
Net income......................................................             680            2,287        5,851         7,004
Net loss from continuing operations per common share - basic and
  diluted.......................................................          ($0.05)          ($0.03)      ($0.04)       ($0.02)
Net income from discontinued operations per common share - basic
  and diluted...................................................           $0.07            $0.09        $0.20         $0.21
Net income per common share - basic and diluted.................           $0.02            $0.06        $0.16         $0.19

NOTE 16. BUSINESS SEGMENTS

         Subsequent to the Transaction, the Company conducts operations in the Internet segment only. The Company's Internet segment provides Internet-based automated loan approval products to the financial services industries. In 2000, 1999 and 1998, the Company had no foreign operations. In addition, the Company had no single customer that accounted for more than 10% of the Company's consolidated operating revenues. The Company has an approximate 42.5% equity interest in Princeton, a privately held company specializing in comprehensive electronic bill presentment and payment services via the Internet and telephone to financial institutions and large businesses. The Company also has a 22% equity interest in Core, a privately held company that develops and markets Internet-based business-to-business products for the acquisition, classification, retention and dissemination of business-critical knowledge and information.

NOTE 17. SUMMARIZED FINANCIAL INFORMATION FOR UNCONSOLIDATED SUBSIDIARY

         The Company accounts for its investment in Princeton under the equity method. The Company's ownership percentage in Princeton was 42.5% and 24% as of September 30, 2000 and 1999, respectively. As the Company records the equity in net loss of Princeton on a three-month lag, the unaudited summarized financial information for Princeton as of June 30, 2000 is presented in the table below (in thousands).

                                                                  JUNE 30, 2000          JUNE 30, 1999
                                                                  -------------          -------------
                Current assets............................           $ 14,676                $ 8,465
                Non-current assets........................             11,944                  3,309
                Current liabilities.......................             12,626                 12,919
                Non-current liabilities...................              2,282                    265

                                                                      FOR THE TWELVE MONTHS ENDED,
                                                                  JUNE 30, 2000          JUNE 30, 1999
                                                                  -------------          -------------

                Total revenues............................            $ 8,078                $ 4,583
                Gross profit..............................              1,980                  2,326
                Loss from operations......................            (20,143)                (5,228)
                Net loss..................................            (20,097)                (5,240)

         During the quarter ended September 30, 2000, Princeton completed a $34 million equity financing from a group of investors. The unaudited summarized financial information for Princeton as of September 30, 2000, which reflects the equity financing, is presented below (in thousands).

                                                              SEPTEMBER 30, 2000
                                                              ------------------
                Current assets............................          $ 38,703
                Non-current assets........................            12,894
                Current liabilities.......................            15,660
                Non-current liabilities...................               185

         As an amendment to this 10-K, Princeton's full financial statements will be provided by March 2001.

NOTE 18. DISCONTINUED OPERATIONS

         The following table shows the balance sheets of the Transaction Processing and Software divisions, as they were reported as discontinued operations:

                                     ASSETS
                                                                                                             SEPTEMBER 30,
(IN THOUSANDS)                                                                                             2000         1999
                                                                                                           ----         ----
Current assets:
 Cash and cash equivalents............................................................................ $   102,157  $   133,768
 Accounts receivable, net of allowance for doubtful accounts of $4,627 (2000) and $1,662 (1999).......      27,173       42,834
 Purchased receivables................................................................................      16,213       31,375
 Prepaids and other...................................................................................       1,257        3,677
                                                                                                       -----------  -----------
        Total current assets..........................................................................     146,800      211,654
Property and equipment................................................................................      52,242       45,648
 Less accumulated depreciation........................................................................     (29,652)     (19,973)
                                                                                                       -----------  -----------
        Net property and equipment....................................................................      22,590       25,675
Other assets, net of accumulated amortization of $5,526 (2000) and $4,013 (1999)......................      24,755        8,029
                                                                                                       -----------  -----------
        Total assets.................................................................................. $   194,145  $   245,358
                                                                                                       ===========  ===========


                                                          LIABILITIES
Current liabilities:
 Trade accounts payable............................................................................... $    15,926  $    21,298
 Accounts payable - billing customers.................................................................     104,856       90,089
 Accrued liabilities..................................................................................      24,642       27,612
                                                                                                       -----------  -----------
        Total current liabilities.....................................................................     145,424      138,999
Other liabilities.....................................................................................         292          692
Deferred income taxes.................................................................................       1,643        1,971
                                                                                                       -----------  -----------
        Total liabilities............................................................................. $   147,359  $   141,662
                                                                                                       ===========  ===========

         The following table shows the operating results of the Transaction Processing and Software divisions:

                                                                                                    FOR THE YEAR ENDED
                                                                                                       SEPTEMBER 30,
                                                                                                    -------------------
(IN THOUSANDS)                                                                               2000           1999        1998
                                                                                             ----           ----        ----
Transaction Processing revenues........................................................ $   113,085     $  135,403   $  147,542
Software revenues......................................................................      31,522         45,921       28,481
                                                                                        -----------      ---------   ----------
  Total revenues.......................................................................     144,607        181,324      176,023
Cost of revenues.......................................................................     100,010        109,519      108,178
                                                                                        -----------     ----------   ----------
Gross profit...........................................................................      44,597         71,805       67,845
Selling, general and administrative expenses...........................................      34,911         29,996       19,696
Research and development...............................................................      11,763          5,725        3,277
Advance funding program income, net....................................................      (1,856)        (3,673)      (7,793)
Depreciation and amortization expense..................................................      11,273          9,286        7,055
Special charges........................................................................       1,216          1,529            -
                                                                                        -----------     ----------   ----------
Income (loss) from discontinued operations.............................................     (12,710)        28,942       45,610
Other income (expense):
 Interest income.......................................................................       6,381          5,805        4,460
 Interest expense......................................................................         (33)           (16)        (269)
 Other, net............................................................................        (432)          (100)         244
                                                                                        -----------     ----------   ----------
     Total other expense, net..........................................................       5,916          5,689        4,435
                                                                                        -----------     ----------   ----------
Income (loss) from discontinued operations before income tax expense (benefit).........      (6,794)        34,631       50,045
Income tax expense (benefit)...........................................................         229        (13,585)     (19,233)
                                                                                        -----------     ----------   ----------
Net loss from discontinued operations.................................................. $    (6,565)    $  (21,046)  $   30,812
                                                                                        ===========     ==========   ==========

REVENUE RECOGNITION POLICIES

         The Company recognized revenue from its Transaction Processing services when records that were to be billed and collected by the Company were processed. Revenue from the sale of convergent billing systems, including the licensing of software rights, was recognized at the time the product was delivered to the customer, provided that the Company had no significant related obligations or collection uncertainties remaining. If there were significant obligations related to the installation or development of the system delivered, revenue was recognized in the period that the Company fulfilled the obligation. Service revenues related to the Software division were recognized in the period that the services were provided. The Company recorded bad debt expense of $6,801,000, $1,774,000 and $292,000 and recorded bad debt expense write-offs of $3,836,000, $486,000 and $56,000 to its allowance for doubtful accounts for 2000, 1999 and 1998, respectively,

LEASES

         The Company leased certain equipment and office space under operating leases for discontinued operations. Rental expense was $4,727,000, $3,918,000 and $2,948,000 for fiscal years 2000, 1999 and 1998, respectively.
Under the terms of the Transaction, all leases associated with Transaction Processing and Software divisions were assumed by Platinum. The Company guaranteed two of the operating leases of the divested divisions. Management does not believe that the guarantee will be exercised.

ACQUISITIONS

         In October 1998, the Company acquired Expansion Systems Corporation ("ESC"), a privately held company headquartered in Glendale, California that develops and markets billing and registration systems to Internet Service Providers under its flagship products TOTALBILL and INSTANTREG. An aggregate of 170,000 shares of the Company's common stock was issued in connection with this transaction, which has been accounted for as a pooling of interests. The consolidated financial statements for periods prior to the combination have not been restated to include the accounts and results of operations of ESC due to the transaction not having a significant impact on the Company's prior period financial position or results of operations as none of ESC's assets, liabilities, revenues, expenses or income (loss) exceeded 2% of the Company's consolidated respective amounts as of or for any of the three years in the period ended September 30, 1998.

         In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry. The business combination has been accounted for as a pooling of interests. The consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of CommSoft. The revenues and net income for CommSoft from October 1, 1998 to the date of the merger were approximately $3.8 million and $0.4 million, respectively.

         In April 2000, the Company completed the acquisition of Operator Service Company ("OSC"), a Lubbock, Texas-based provider of inbound directory assistance, interactive voice response and customer relationship management services to the telecommunications and consumer products industries. The Company acquired OSC through the issuance of 3.8 million shares of common stock, of which 0.7 million shares were held in escrow until achievement of a certain level of earnings. This acquisition is accounted for under the purchase method of accounting. Accordingly, the results of operations of OSC have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net loss per common share since the date of acquisition. A portion of the total purchase price of $19.2 million has been allocated to assets acquired and liabilities assumed based on estimated fair market value at the date of acquisition. The additional balance of $17.1 million was recorded as goodwill and is being amortized over twenty years on a straight-line basis. In connection with the Transaction, the 0.7 million shares held in escrow were released.

SPECIAL CHARGES

         During the second quarter of fiscal 2000, the Company recognized special charges in the amount of $1.2 million related to severance related costs. During the third quarter of 2000, the Company recorded a $3.5 million charge related to the Software division. The charge was a result of the narrowing of various software product offerings, the refocusing of software development efforts and a reserve associated with a significant customer account.

BENEFIT PLANS

         Participation in the Retirement Plan was offered to eligible employees of the Company. Generally, all employees of the Company who were 21 years of age or older and who had completed six months of service during which they worked at least 500 hours were eligible for participation in the Retirement Plan. The Retirement Plan was a defined contribution plan which provided that participants generally make voluntary salary deferral contributions, on a pretax basis, of between 1% and 15% of their compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. The Company made matching contributions as a percentage determined annually of the first 5% of a participant's compensation contributed as salary deferral. The Company could have made additional discretionary contributions. No discretionary contributions were made in fiscal 2000, 1999 or 1998. During 2000, 1999 and 1998, the Company's matching contributions to this plan totaled approximately $894,000, $635,000 and $392,000, respectively.

NOTE 19. SUBSEQUENT EVENTS (UNAUDITED)

         In November 2000, the Board of Directors announced that the Company had completed the $10 million treasury stock repurchase program and approved an additional common stock repurchase program of up to $5 million. In
December 2000, the Board of Directors announced that the Company had completed the $5 million treasury stock repurchase program and approved an additional common stock repurchase program of up to $10 million. Under the terms of the program, the Company may purchase common stock in the open market or in privately negotiated transactions. As of December 15, 2000, the Company had purchased $16.1 million, or 5.8 million shares, of treasury stock.

         In December 2000, the Board of Directors approved a change in the fiscal year of the Company from September 30 to December 31. This change becomes effective with the calendar year beginning January 1, 2001.

         In February 2001, the Company changed its name to New Century Equity Holdings Corp. and began trading under its new Nasdaq National Market symbol, NCEH.

                                  APPENDIX "B"

                        NEW CENTURY EQUITY HOLDINGS CORP.
                   (FORMERLY KNOWN AS BILLING CONCEPTS CORP.)
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

I. PURPOSE

The primary function of the Audit Committee of New Century Equity Holdings Corp. (Corporation) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's Systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

        Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

        Review and appraise the audit efforts of the Corporation's independent accountants.

        Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Any of the following would be considered to impair a director's independence:

     o A director who is an employee or has been an employee during the past three years.

     o A director who accepts compensation in excess of $60,000 from the Corporation or any of its affiliates during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

     o A director who is a partner in, a controlling shareholder or executive officer of any for-profit business organization to which the Corporation made or received payments in any of the past three years that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is greater. Payments resulting solely from investments in the Corporation's securities need not be considered for this purpose.

     o A director who is employed as an executive of another corporation where any of the Corporation's executives serve on that corporation's compensation committee.

     o A director who is an immediate family member of an individual who has been an executive officer of the Corporation or its affiliates during the past three years.

All members of the Committee shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

    The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should be available as requested by the independent accountants or management to discuss any issues related to the Corporation's quarterly financials prior to filing its Form 10-Q.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENTS/REPORTS REVIEW

    1. Review and update this Charter periodically, at least annually, as conditions dictate.

    2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    INDEPENDENT ACCOUNTANTS

    3. Recommend to the Board of Directors the selection of the independent accountants, and review the scope of work to be performed by the independent accountants in connection with both the annual audit and the quarterly reviews. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

    4. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    5. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

    FINANCIAL REPORTING PROCESSES

    6. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

    7. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

    8. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

    PROCESS IMPROVEMENT

    9. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

    10. Following completion of the annual audit, review with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    11. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

    12. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

    ETHICAL AND LEGAL COMPLIANCE

    13. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

    14. Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

    15. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

    16. Review with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

    17. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                       NEW CENTURY EQUITY HOLDINGS CORP.
              PROXY--ANNUAL MEETING OF STOCKHOLDERS--MAY 15, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE

    The undersigned stockholder(s) of New Century Equity Holdings Corp. (the "Company") hereby appoint(s) Parris H. Holmes, Jr. and David P. Tusa, or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 15, 2001, at 9:30 a.m., Central Standard Time, at the Oak Hills Country Club, 5403 Fredericksburg Road, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

1.   ELECTION OF DIRECTORS
     / /  FOR the nominee listed below                  / /  WITHHOLD AUTHORITY
                                                        to vote for the nominee listed below

     2004 CLASS--TERM EXPIRING AT 2004 ANNUAL MEETING: LEE COOKE

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL
     YEAR ENDING DECEMBER 31, 2001.
     / /  FOR             / /  AGAINST             / /  ABSTAIN

             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

3.   To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.
     / /  FOR             / /  AGAINST             / /  ABSTAIN
     The above items of business are more particularly described in the Proxy Statement dated April 2, 2001, relating to such meeting, receipt of which is hereby acknowledged.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED STOCKHOLDER(S). IF NO
     DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1, FOR RATIFICATION OF THE
     APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 2, AND IN THE
     DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.

                                              __________________________________

                                              __________________________________
                                                Signature(s) of Shareholder(s)

                                              Please sign your name exactly as
                                              it appears hereon. Joint owners
                                              must each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title as it appears
                                              hereon.

                                              Dated ______________________, 2001